Exhibit 99.3

Financial statement schedules other than those listed above are omitted because the required information is given in the financial statements, including the notes thereto, or because the conditions requiring their filing do not exist.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of W. P. Carey Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of W. P. Carey Inc. and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2013, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 3, 5, 7, 9, 11, 16, 17, 18, 19, and  21, as to which the date is November 14, 2013.

W. P. CAREY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2012	2011
Assets
Investments in real estate:
Real estate, at cost (inclusive of amounts attributable to consolidated variable interest entities (“VIEs”) of $78,745 and $41,032, respectively)	$2,331,613	$646,482
Operating real estate, at cost (inclusive of amounts attributable to consolidated VIEs of $0 and $26,318, respectively)	99,703	109,875
Accumulated depreciation (inclusive of amounts attributable to consolidated VIEs of $16,110 and $22,350, respectively)	(136,068)	(135,175)
Net investments in properties	2,295,248	621,182
Real estate under construction	2,875	-
Net investments in direct financing leases (inclusive of amounts attributable to consolidated VIEs of $23,921 and $0, respectively)	376,005	58,000
Assets held for sale	1,445	-
Equity investments in real estate and the Managed REITs	565,626	538,749
Net investments in real estate	3,241,199	1,217,931
Cash (inclusive of amounts attributable to consolidated VIEs of $17 and $230, respectively)	123,904	29,297
Due from affiliates	36,002	38,369
Goodwill	329,132	63,607
In-place lease, net (inclusive of amounts attributable to consolidated VIEs of $3,823 and $0, respectively)	447,278	44,578
Above-market rent, net (inclusive of amounts attributable to consolidated VIEs of $2,773 and $0, respectively)	279,885	4,822
Other intangible assets, net (inclusive of amounts attributable to consolidated VIEs of $297 and $0, respectively)	10,200	12,950
Other assets, net (inclusive of amounts attributable to consolidated VIEs of $4,232 and $2,773, respectively)	141,442	51,069
Total assets	$4,609,042	$1,462,623

Liabilities and Equity
Liabilities:
Non-recourse debt (inclusive of amounts attributable to consolidated VIEs of $30,326 and $14,261, respectively)	$1,715,397	$356,209
Senior credit facility	253,000	233,160
Accounts payable, accrued expenses and other liabilities (inclusive of amounts attributable to consolidated VIEs of $7,659 and $1,651, respectively)	265,132	82,055
Income taxes, net	24,959	44,783
Distributions payable	45,700	22,314
Total liabilities	2,304,188	738,521
Redeemable noncontrolling interest	7,531	7,700
Redeemable securities - related party (Note 4)	40,000	-
Commitments and contingencies (Note 13)
Equity:
W. P. Carey stockholders’ equity:
Listed shares of W. P. Carey & Co. LLC, no par value, 100,000,000 shares authorized; 0 and 39,729,018 shares issued and outstanding, respectively	-	-
Common stock of W. P. Carey Inc., $0.001 par value, 450,000,000 shares authorized; 68,901,933 and 0 shares issued, and 68,485,525 and 0 shares outstanding, respectively	69	-
Preferred stock of W. P. Carey Inc., $0.001 par value, 50,000,000 shares authorized; None issued	-	-
Additional paid-in capital	2,175,820	779,071
Distributions in excess of accumulated earnings	(172,182)	(95,046)
Deferred compensation obligation	8,358	7,063
Accumulated other comprehensive loss	(4,649)	(8,507)
Less, treasury stock at cost, 416,408 and 0 shares, respectively	(20,270)	-
Total W. P. Carey stockholders’ equity	1,987,146	682,581
Noncontrolling interests	270,177	33,821
Total equity	2,257,323	716,402
Total liabilities and equity	$4,609,042	$1,462,623

See Notes to Consolidated Financial Statements.

W. P. CAREY INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2012	2011	2010
Revenues
Lease revenues:
Rental income	$107,777	$51,958	$41,552
Interest income from direct financing leases	15,426	10,278	9,542
Total lease revenues	123,203	62,236	51,094
Asset management revenue from affiliates	56,666	66,808	76,246
Structuring revenue from affiliates	48,355	46,831	44,525
Incentive, termination and subordinated disposition revenue from affiliates	-	52,515	-
Wholesaling revenue	19,914	11,664	11,096
Reimbursed costs from affiliates	98,245	64,829	60,023
Other real estate income	22,482	19,239	14,195
	368,865	324,122	257,179
Operating Expenses
General and administrative	(144,809)	(93,684)	(73,423)
Reimbursable costs	(98,245)	(64,829)	(60,023)
Depreciation and amortization	(47,506)	(23,339)	(17,433)
Property expenses	(12,641)	(9,965)	(7,683)
Other real estate expenses	(6,170)	(6,384)	(4,574)
Impairment charges	-	1,365	(1,140)
	(309,371)	(196,836)	(164,276)
Other Income and Expenses
Other interest income	1,396	2,000	1,269
Income from equity investments in real estate and the Managed REITs	62,392	51,228	30,992
Gain on change in control of interests	20,744	27,859	781
Other income and (expenses)	3,402	4,578	627
Interest expense	(50,290)	(21,675)	(15,539)
	37,644	63,990	18,130
Income from continuing operations before income taxes	97,138	191,276	111,033
Provision for income taxes	(6,783)	(37,214)	(25,852)
Income from continuing operations	90,355	154,062	85,181
Discontinued Operations
Income (loss) from operations of discontinued properties	405	(703)	3,551
Gain on deconsolidation of a subsidiary	-	1,008	-
(Loss) gain on sale of real estate	(5,019)	(3,391)	460
Impairment charges	(22,962)	(11,838)	(14,241)
Loss from discontinued operations, net of tax	(27,576)	(14,924)	(10,230)
Net Income	62,779	139,138	74,951
Net (income) loss attributable to noncontrolling interests	(607)	1,864	314
Less: Net income attributable to redeemable noncontrolling interest	(40)	(1,923)	(1,293)
Net Income Attributable to W. P. Carey	$62,132	$139,079	$73,972

Basic Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$1.88	$3.81	$2.12
Loss from discontinued operations attributable to W. P. Carey	(0.58)	(0.37)	(0.26)
Net income attributable to W. P. Carey	$1.30	$3.44	$1.86

Diluted Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$1.85	$3.78	$2.11
Loss from discontinued operations attributable to W. P. Carey	(0.57)	(0.36)	(0.25)
Net income attributable to W. P. Carey	$1.28	$3.42	$1.86

Weighted Average Shares Outstanding
Basic	47,389,460	39,819,475	39,514,746
Diluted	48,078,474	40,098,095	40,007,894

Amounts Attributable to W. P. Carey
Income from continuing operations, net of tax	$89,735	$154,003	$84,202
Loss from discontinued operations, net of tax	(27,603)	(14,924)	(10,230)
Net income attributable to W. P. Carey	$62,132	$139,079	$73,972

See Notes to Consolidated Financial Statements.

W. P. CAREY INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Net Income	$62,779	$139,138	$74,951
Other Comprehensive Income (Loss)
Foreign currency translation adjustments	7,809	(1,796)	(1,227)
Unrealized loss on derivative instruments	(2,262)	(3,588)	(757)
Change in unrealized (depreciation) appreciation on marketable securities	(7)	(11)	6
	5,540	(5,395)	(1,978)
Comprehensive Income	68,319	133,743	72,973

Amounts Attributable to Noncontrolling Interests
Net (income) loss	(607)	1,864	314
Foreign currency translation adjustments	(1,676)	346	(816)
Comprehensive (income) loss attributable to noncontrolling interests	(2,283)	2,210	(502)

Amounts Attributable to Redeemable Noncontrolling Interest
Net income	(40)	(1,923)	(1,293)
Foreign currency translation adjustments	(6)	5	12
Comprehensive income attributable to redeemable noncontrolling interest	(46)	(1,918)	(1,281)
Comprehensive Income Attributable to W. P. Carey	$65,990	$134,035	$71,190

See Notes to Consolidated Financial Statements.

W. P. CAREY INC.

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2012, 2011 and 2010

(in thousands, except share and per share amounts)

	W. P. Carey Stockholders
					Distributions		Accumulated
	Common Stock			Additional	in Excess of	Deferred	Other		Total
	No Par Value	$0.001 Par Value		Paid-in	Accumulated	Compensation	Comprehensive	Treasury	W. P. Carey	Noncontrolling
	Shares	Shares	Amount	Capital	Earnings	Obligation	Loss	Stock	Stockholders	Interests	Total
Balance at January 1, 2010	39,204,605	-	$-	$754,507	$(138,442)	$10,249	$(681)	$-	$625,633	$6,775	$632,408
Cash proceeds on issuance of shares, net	196,802	-	-	3,724	-	-	-	-	3,724	-	3,724
Grants issued in connection with services rendered	-	-	-	-	-	450	-	-	450	-	450
Shares issued under share incentive plans	368,012	-	-	-	-	-	-	-	-	-	-
Contributions	-	-	-	-	-	-	-	-	-	14,261	14,261
Forfeitures of shares	(47,214)	-	-	(1,517)	-	-	-	-	(1,517)	-	(1,517)
Distributions declared ($2.03 per share)	-	-	-	-	(81,299)	-	-	-	(81,299)	-	(81,299)
Distributions to noncontrolling interests	-	-	-	-	-	-	-	-	-	(3,305)	(3,305)
Windfall tax benefits - share incentive plans	-	-	-	2,354	-	-	-	-	2,354	-	2,354
Stock-based compensation expense	-	-	-	8,149	-	(188)	-	-	7,961	-	7,961
Repurchase and retirement of shares	(267,358)	-	-	(2,317)	-	-	-	-	(2,317)	-	(2,317)
Redemption value adjustment	-	-	-	471	-	-	-	-	471	-	471
Tax impact of purchase of W. P. Carey International LLC interest	-	-	-	(1,637)	-	-	-	-	(1,637)	-	(1,637)
Reclassification of the third party interest in Carey Storage	-	-	-	-	-	-	-	-	-	22,402	22,402
Net income	-	-	-	-	73,972	-	-	-	73,972	(314)	73,658
Other comprehensive loss:
Foreign currency translation adjustments	-	-	-	-	-	-	(2,031)	-	(2,031)	642	(1,389)
Unrealized loss on derivative instruments	-	-	-	-	-	-	(757)	-	(757)	-	(757)
Change in unrealized appreciation on marketable securities	-	-	-	-	-	-	6	-	6	-	6
Balance at December 31, 2010	39,454,847	-	-	763,734	(145,769)	10,511	(3,463)	-	625,013	40,461	665,474
Cash proceeds on issuance of shares, net	45,674	-	-	1,488	-	-	-	-	1,488	-	1,488
Grants issued in connection with services rendered	5,285	-	-	-	-	700	-	-	700	-	700
Shares issued under share incentive plans	576,148	-	-	-	-	-	-	-	-	-	-
Contributions	-	-	-	-	-	-	-	-	-	3,223	3,223
Forfeitures of shares	(3,562)	-	-	(274)	-	-	-	-	(274)	-	(274)
Distributions declared ($2.19 per share)	-	-	-	-	(88,356)	301	-	-	(88,055)	-	(88,055)
Distributions to noncontrolling interests	-	-	-	-	-	-	-	-	-	(6,000)	(6,000)
Windfall tax benefits - share incentive plans	-	-	-	2,569	-	-	-	-	2,569	-	2,569
Stock-based compensation expense	-	-	-	21,739	-	(4,449)	-	-	17,290	-	17,290
Repurchase and retirement of shares	(349,374)	-	-	(4,761)	-	-	-	-	(4,761)	-	(4,761)
Redemption value adjustment	-	-	-	455	-	-	-	-	455	-	455
Purchase of noncontrolling interest	-	-	-	(5,879)	-	-	-	-	(5,879)	(1,612)	(7,491)
Net income	-	-	-	-	139,079	-	-	-	139,079	(1,864)	137,215
Other comprehensive loss:
Foreign currency translation adjustments	-	-	-	-	-	-	(1,445)	-	(1,445)	(387)	(1,832)
Unrealized loss on derivative instruments	-	-	-	-	-	-	(3,588)	-	(3,588)	-	(3,588)
Change in unrealized depreciation on marketable securities	-	-	-	-	-	-	(11)	-	(11)	-	(11)
Balance at December 31, 2011	39,729,018	-	-	779,071	(95,046)	7,063	(8,507)	-	682,581	33,821	716,402

(Continued)

W. P. CAREY INC.

CONSOLIDATED STATEMENTS OF EQUITY (Continued)

Years Ended December 31, 2012, 2011 and 2010

(in thousands, except share and per share amounts)

	W. P. Carey Stockholders

					Distributions		Accumulated
	Common Stock			Additional	in Excess of	Deferred	Other		Total
	No Par Value	$0.001 Par Value		Paid-in	Accumulated	Compensation	Comprehensive	Treasury	W. P. Carey	Noncontrolling
	Shares	Shares	Amount	Capital	Earnings	Obligation	Loss	Stock	Stockholders	Interests	Total
Balance at January 1, 2012	39,729,018	-	$-	$779,071	$(95,046)	$7,063	$(8,507)	$-	$682,581	$33,821	$716,402
Exchange of shares of W. P. Carey & Co. LLC for shares of W. P. Carey Inc. in connection with the Merger	(39,834,827)	39,834,827	40	(40)	-	-	-	-	-	-	-
Shares issued to stockholders of CPA®:15 in connection with the Merger	-	28,170,643	28	1,380,333	-	-	-	-	1,380,361	-	1,380,361
Purchase of noncontrolling interests in connection with the Merger	-	-	-	(154)	-	-	-	-	(154)	237,513	237,359
Reclassification of Estate Shareholders shares	-	-	-	(40,000)	-	-	-	-	(40,000)	-	(40,000)
Cash proceeds on issuance of shares, net	30,993	13,768	-	1,553	-	-	-	-	1,553	-	1,553
Cash proceeds on issuance of shares to third party	-	937,500	1	44,999	-	-	-	-	45,000	-	45,000
Grants issued in connection with services rendered	427,425	3,822	-	-	-	-	-	-	-	-	-
Shares issued under share incentive plans	238,728	27,044	-	646	-	-	-	-	646	-	646
Contributions	-	-	-	-	-	-	-	-	-	3,291	3,291
Forfeitures of shares	(29,919)	-	-	-	-	-	-	-	-	-	-
Windfall tax benefits - share incentive plans	-	-	-	10,185	-	-	-	-	10,185	-	10,185
Stock-based compensation expense	-	-	-	25,067	-	971	-	-	26,038	-	26,038
Redemption value adjustment	-	-	-	(840)	-	-	-	-	(840)	-	(840)
Distributions to noncontrolling interests	-	-	-	-	-	-	-	-	-	(6,649)	(6,649)
Distributions declared ($2.44 per share)	-	-	-	-	(139,268)	324	-	-	(138,944)	-	(138,944)
Purchase of treasury stock from related parties (Note 4)	(561,418)	(416,408)	-	-	-	-	-	(45,270)	(45,270)	-	(45,270)
Cancellation of shares	-	(85,671)	-	(25,000)	-	-	-	25,000	-	-	-
Net income	-	-	-	-	62,132	-	-	-	62,132	607	62,739
Other comprehensive loss:
Foreign currency translation adjustments	-	-	-	-	-	-	6,127	-	6,127	1,594	7,721
Unrealized loss on derivative instruments	-	-	-	-	-	-	(2,262)	-	(2,262)	-	(2,262)
Change in unrealized depreciation on marketable securities	-	-	-	-	-	-	(7)	-	(7)	-	(7)
Balance at December 31, 2012	-	68,485,525	$69	$2,175,820	$(172,182)	$8,358	$(4,649)	$(20,270)	$1,987,146	$270,177	$2,257,323

See Notes to Consolidated Financial Statements.

W. P. CAREY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash Flows — Operating Activities
Net income	$62,779	$139,138	$74,951
Adjustments to net income:
Depreciation and amortization, including intangible assets and deferred financing costs	55,114	29,616	24,443
(Income) loss from equity investments in real estate and the Managed REITs in excess of distributions received	(17,271)	310	(4,920)
Straight-line rent, financing lease adjustments and amortization of rent-related intangibles	2,831	(3,698)	286
Amortization of deferred revenue	(9,436)	(6,291)	-
Gain on deconsolidation of a subsidiary	-	(1,008)	-
Loss (gain) on sale of real estate	2,773	3,391	(460)
Unrealized (gain) loss on foreign currency transactions and others	(1,861)	138	300
Realized loss (gain) on foreign currency transactions and others	610	(965)	(731)
Allocation of loss to profit-sharing interest	-	-	(781)
Management and disposition income received in shares of Managed REITs	(28,477)	(73,936)	(35,235)
Gain on conversion of shares	(15)	(3,806)	-
Gain on change in control of interests	(20,794)	(27,859)	-
Impairment charges	22,962	10,473	15,381
Stock-based compensation expense	26,038	17,716	7,082
Deferred acquisition revenue received	21,059	21,546	21,204
Increase in structuring revenue receivable	(20,304)	(19,537)	(20,237)
(Decrease) increase in income taxes, net	(18,277)	244	(1,288)
Net changes in other operating assets and liabilities	2,912	(5,356)	6,422
Net Cash Provided by Operating Activities	80,643	80,116	86,417
Cash Flows — Investing Activities
Cash paid to stockholders of CPA®:15 in the Merger	(152,356)	-	-
Cash acquired in connection with the Merger	178,945	-	-
Distributions received from equity investments in real estate and the Managed REITs in excess of equity income	46,294	20,807	18,758
Capital contributions to equity investments	(726)	(2,297)	-
Purchase of interests in CPA®:16 — Global	-	(121,315)	-
Purchases of real estate and equity investments in real estate	(3,944)	(24,315)	(96,884)
Value added taxes (“VAT”) paid in connection with acquisition of real estate	-	-	(4,222)
VAT refunded in connection with acquisitions of real estate	-	5,035	-
Capital expenditures	(6,204)	(13,239)	(5,135)
Cash acquired on acquisition of subsidiaries	-	57	-
Proceeds from sale of real estate	73,204	12,516	14,591
Proceeds from sale of securities	372	818	-
Funding of short-term loans to affiliates	-	(96,000)	-
Proceeds from repayment of short-term loans to affiliates	-	96,000	-
Funds placed in escrow	(46,951)	(6,735)	(1,571)
Funds released from escrow	37,832	2,584	36,620
Net Cash Provided by (Used in) Investing Activities	126,466	(126,084)	(37,843)
Cash Flows — Financing Activities
Distributions paid	(113,867)	(85,814)	(92,591)
Contributions from noncontrolling interests	3,291	3,223	14,261
Distributions paid to noncontrolling interests	(7,314)	(7,258)	(4,360)
Contributions from profit-sharing interest	-	-	3,694
Distributions to profit-sharing interest	-	-	(693)
Purchase of noncontrolling interest	-	(7,502)	-
Purchase of treasury stock from related party (Note 4)	(45,270)	-	-
Scheduled payments of mortgage principal	(54,964)	(25,327)	(14,324)
Proceeds from mortgage financing	23,750	45,491	56,841
Proceeds from senior credit facility	300,000	251,410	83,250
Repayments of senior credit facility	(280,160)	(160,000)	(52,500)
Payment of financing costs	(2,557)	(7,778)	(1,204)
Funds placed in escrow	1,970	-	-
Proceeds from issuance of shares	51,644	1,488	3,724
Windfall tax benefit associated with stock-based compensation awards	10,185	2,569	2,354
Net Cash (Used in) Provided by Financing Activities	(113,292)	10,502	(1,548)
Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	790	70	(783)
Net increase (decrease) in cash and cash equivalents	94,607	(35,396)	46,243
Cash and cash equivalents, beginning of year	29,297	64,693	18,450
Cash and cash equivalents, end of year	$123,904	$29,297	$64,693

(Continued)

W. P. CAREY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

Supplemental noncash investing and financing activities:

In July 2012, we entered into a share purchase agreement (Note 4) to repurchase up to an aggregate amount of $85.0 million of our common stock from the Estate. Upon the execution of the agreement, we reclassified $85.0 million from Additional paid-in capital to Redeemable securities.

On September 28, 2012, we merged with CPA®:15. In the Merger, CPA®:15 stockholders received $1.25 in cash and 0.2326 shares of our common stock for each share of CPA®:15 common stock held at the completion of the Merger (Note 3). The purchase price was allocated to the assets acquired and liabilities assumed, based upon their preliminary fair values. The following table summarizes estimated fair values of the assets acquired and liabilities assumed in the acquisition based on the current best estimate of management (in thousands):

Assets Acquired at Fair Value
Investments in real estate	$1,762,872
Net investment in direct financing leases	315,789
Equity investments in real estate	166,247
Intangible assets	695,310
Other assets	81,750
Liabilities Assumed at Fair Value
Non-recourse debt	(1,350,755)
Accounts payable, accrued expenses and other liabilities	(186,795)
Amounts attributable to noncontrolling interests	(237,359)
Net assets acquired excluding cash	1,247,059
Fair value of common shares issued	(1,380,362)
Cash consideration	(152,356)
Fair value of W. P. Carey & Co. LLC equity interest in CPA®:15 prior to the Merger	(107,147)
Fair value of W. P. Carey & Co. LLC equity interest in jointly-owned investments with CPA®:15 prior to the Merger	(54,822)
Goodwill	268,683
Cash acquired on acquisition of subsidiaries	$(178,945)

Prior to our implementation of Emerging Issues Task Force (“EITF”) 10-E “Accounting for Deconsolidation of a Subsidiary That Is In-Substance Real Estate”, we deconsolidated a wholly-owned subsidiary because we no longer had control over the activities that most significantly impact its economic performance following possession of the subsidiary’s property by a receiver (Note 17). The following table presents the assets and liabilities of the subsidiary on the date of deconsolidation (in thousands):

Assets
Net investments in properties	$5,340
Intangible assets and goodwill, net	(15)
Total	$5,325

Liabilities
Non-recourse debt	$(6,311)
Accounts payable, accrued expenses and other liabilities	(22)
Total	$(6,333)

On May 2, 2011, in connection with entering into an amended and restated advisory agreement with CPA®:16 – Global, we received a special membership interest in CPA®:16 – Global’s operating partnership and recorded as consideration a $28.3 million adjustment to Equity investments in real estate and the Managed REITs to reflect the fair value of our special interest in that operating partnership (Note 4).

Also on May 2, 2011, we exchanged 11,113,050 shares of CPA®:14 for 13,260,091 shares of CPA®:16 – Global, resulting in a gain of approximately $2.8 million. Additionally, we recognized a gain of $1.0 million on the conversion of our termination revenue to shares of CPA®:14 as a result of the fair value of the shares received exceeding the termination revenue (Note 4).

In May 2011, we purchased the remaining interests in our Federal Express and Amylin investments from CPA®:14, which we had previously accounted for under the equity method. In connection with purchasing these interests and gaining control, we recognized a net gain of $27.9 million to adjust the carrying value of our existing interests in these investments to their estimated fair values. We also assumed two non-recourse mortgages on the related properties with an aggregate fair value of $87.6 million at the date of acquisition (Note 4).

Supplemental cash flows information (in thousands):

	Years Ended December 31,

	2012	2011	2010
Interest paid	$38,092	$21,168	$15,351
Income taxes paid	$12,501	$33,641	$24,307

See Notes to Consolidated Financial Statements.

W. P. CAREY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

At December 31, 2012, W. P. Carey Inc. is a REIT that provides long-term financing via sale-leaseback and build-to-suit transactions for companies worldwide and manages a global investment portfolio. We invest primarily in commercial properties domestically and internationally. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net leased basis, which requires each tenant to pay substantially all of the costs associated with operating and maintaining the property. Through our TRSs, we also earn revenue as the advisor to publicly-owned, non-listed REITs, which are sponsored by us under the Corporate Property Associates brand name and invest in similar properties. At December 31, 2012, we were the advisor to the following CPA® REITs: CPA®:16 – Global and CPA®:17 – Global, and we were the advisor to CPA®:15 until its merger with and into us on September 28, 2012 (Note 3). We are also the advisor to CWI, which acquires interests in lodging and lodging-related properties. At December 31, 2012, we owned and/or managed 1,007 properties domestically and internationally. Our owned portfolio was comprised of our full or partial ownership interest in 423 properties, substantially all of which were net leased to 124 tenants, and totaled approximately 38.5 million square feet. In addition, through our consolidated subsidiaries, Carey Storage and Livho, we had interests in 21 self-storage properties and a hotel property, respectively, for an aggregate of approximately 0.8 million square feet at December 31, 2012. All references to square feet are unaudited.

We were formed as a corporation under the laws of Maryland on February 15, 2012. On February 17, 2012, our predecessor, W. P. Carey & Co. LLC, announced its intention to reorganize to qualify as a REIT for federal income tax purposes. Prior to the REIT Reorganization, our predecessor was a limited liability company formed under the laws of Delaware on July 15, 1996 and, as a limited liability company, was not subject to federal income taxation as long as it satisfied certain requirements relating to its operations and passed through any tax liabilities or benefits to its shareholders; however, certain of its subsidiaries were engaged in investment management operations and were subject to U.S. federal, state and local income taxes, and some of its subsidiaries may have also been subject to foreign taxes. On September 13, 2012, W. P. Carey & Co. LLC’s shareholders approved the REIT Reorganization. In connection with the Merger, W. P. Carey & Co. LLC completed an internal reorganization whereby W. P. Carey & Co. LLC and its subsidiaries merged with and into W. P. Carey Inc. with W. P. Carey Inc. as the surviving corporation, succeeding to and continuing to operate the existing business of W. P. Carey & Co. LLC. Upon consummation of the REIT Reorganization, the 40,396,245 outstanding shares of W. P. Carey & Co. LLC, no par value per share, were converted into the right to receive an equal number of shares of W. P. Carey Inc. common stock, par value $0.001 per share, which are subject to certain share ownership and transfer restrictions designed to protect our ability to remain qualified as a real estate investment trust. A total of 40,396,245 shares of our common stock were issued to the shareholders of W. P. Carey & Co. LLC in exchange for an aggregate of 40,396,245 shares they owned on the date of closing. Immediately after the REIT Reorganization, the shares of W. P. Carey & Co. LLC were delisted from the NYSE and the shares were canceled, and our common stock became listed on the NYSE under the same symbol, “WPC”.

The REIT Reorganization was accounted for as a transaction between entities under common control. Accordingly, the assets and liabilities of our predecessor were recognized at their carrying amounts at the date of the REIT Reorganization. As such, in the consolidated financial statements, the historical results of our predecessor are included for the pre-REIT Reorganization period and the consolidated results, which include the Merger with CPA®:15, are included subsequent to the effective date of the Merger (Note 3).

We have elected to be taxed as a REIT under Section 856 through 860 of the Internal Revenue Code effective February 15, 2012 for the year ending December 31, 2012 (Note 16). As a REIT, we are not generally subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, as well as other factors. We now hold substantially all of our real estate assets attributable to our Real Estate Ownership segment, including the assets acquired from CPA®:15 in the Merger, under the new REIT structure, while the activities conducted by our Investment Management segment subsidiaries have been organized under TRSs.

Primary Reportable Segments

Real Estate Ownership — We own and invest in commercial properties in the U.S. and the European Union that are then leased to companies, primarily on a triple-net lease basis. We may also invest in other properties if opportunities arise. We own interests in the Managed REITs and account for these interests under the equity method of accounting. In addition, we receive a percentage of distributions of Available Cash, as defined in the respective advisory agreements, from the operating partnerships of each of the Managed REITs, and earn deferred revenue from our special member interest in CPA®:16 – Global’s operating partnership. Effective April 1, 2012, we include such distributions and deferred revenue in our Real Estate Ownership segment (Note 18).

Notes to Consolidated Financial Statements

Investment Management — Through our TRSs, we structure and negotiate investments and debt placement transactions for the Managed REITs, for which we earn structuring revenue, and manage their portfolios of real estate investments, for which we earn asset-based management and performance revenue. We earn asset-based management and historically we earned performance revenue from the Managed REITs based on the value of their real estate-related, self-storage-related and lodging-related assets under management. As funds available to the Managed REITs are invested, the asset base from which we earn revenue increases. We may also earn incentive and disposition revenue and receive other compensation in connection with providing liquidity alternatives to the Managed REITs’ stockholders.

Note 2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements reflect all of our accounts, including those of our majority-owned and/or controlled subsidiaries. The portion of equity in a subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements include the historical results of our predecessor prior to the REIT Reorganization and the Merger.

When we obtain an economic interest in an entity, we evaluate the entity to determine if it is deemed a VIE and, if so, whether we are deemed to be the primary beneficiary and are therefore required to consolidate the entity. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of a VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.

For an entity that is not considered to be a VIE, the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. We evaluate the partnership agreements or other relevant contracts to determine whether there are provisions in the agreements that would overcome this presumption. If the agreements provide the limited partners with either (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights, the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, and, therefore, the general partner must account for its investment in the limited partnership using the equity method of accounting.

We have investments in tenancy-in-common interests in various domestic and international properties. Consolidation of these investments is not required as such interests do not qualify as VIEs and do not meet the control requirement required for consolidation. Accordingly, we account for these investments using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of these investments.

We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  Fixed price purchase and renewal options within a lease as well as certain decision-making rights within a loan can cause us to consider an entity a VIE.

Additionally, we own interests in single-tenant net leased properties leased to companies through noncontrolling interests in partnerships and limited liability companies that we do not control but over which we exercise significant influence. We account for these investments under the equity method of accounting. At times the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the investments’ future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits.

One of our directors and officers was the sole shareholder of Livho, a subsidiary that operates a hotel investment (Note 4). We consolidated the accounts of Livho in our consolidated financial statements because it was a VIE and we were its primary beneficiary. In order to streamline Livho’s corporate structure, in August 2012, the director and officer transferred his ownership interest in Livho to one of our subsidiaries, Carey REIT II, Inc. (“Carey REIT II”), for no consideration. Immediately after the ownership transfer, Livho is no longer a VIE as we own 100% of the entity. We continue to consolidate the accounts of Livho.

Notes to Consolidated Financial Statements

We formed CWI in March 2008 for the purpose of acquiring interests in lodging and lodging-related properties. In April 2010, CWI filed a registration statement with the SEC to sell up to $1.0 billion of its common stock in an initial public offering plus up to an additional $237.5 million of its common stock under a dividend reinvestment plan. This registration statement was declared effective by the SEC in September 2010. Through December 31, 2010, the financial activity of CWI, which had no significant assets, liabilities or operations, was included in our consolidated financial statements, as we owned all of CWI’s outstanding common stock. Beginning in 2011, we have accounted for our interest in CWI under the equity method of accounting because, as the advisor, we do not exert control over, but we have the ability to exercise significant influence on, CWI. Similarly, we formed a new CPA® REIT, CPA®:18 – Global, in September 2012. Through December 31, 2012, the financial activity of CPA®:18 – Global, which had no significant assets, liabilities or operations, was included in our consolidated financial statements.

Reclassifications and Revisions

Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated financial statements included in this Report have been retrospectively adjusted to reflect the disposition (or planned disposition) of certain properties as discontinued operations and certain adjustments related to purchase price allocation for all periods presented.

Purchase Price Allocation

In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We immediately expense acquisition-related costs and fees associated with business combinations.

When we acquire properties with leases classified as operating leases, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of the tangible assets, consisting of land and buildings, as if vacant, and site improvements, and record intangible assets, including the above-market and below-market value of leases and the value of in-place leases at their relative estimated fair values. Land is typically valued utilizing the sales comparison (or market approach). Buildings, as if vacant, are valued using the cost and/or income approach. Site improvements are valued using the cost approach. The fair value of real estate is determined by reference to portfolio appraisals which determines their values, on a property level, by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term, and the estimated residual value of each property from a hypothetical sale of the property upon expiration after considering the re-tenanting of such property at estimated then current market rental rate, at a selected capitalization rate and deducting estimated costs of sale. The proceeds from a hypothetical sale are derived by capitalizing the estimated net operating income of each property for the year following lease expiration at an estimated residual capitalization rate. The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including the creditworthiness of the lessees, industry surveys, property type, location and age, current lease rates relative to market lease rates and anticipated lease duration. In the case where a tenant has a purchase option deemed to be materially favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, the appraisal assumes the exercise of such purchase option or long-term renewal options in its determination of residual value. Where a property is deemed to have excess land, the discounted cash flow analysis includes the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the year of lease expiration. For those properties that are under contract for sale, the appraised value of the portfolio reflects the current contractual sale price of such properties. See Real Estate Leased to Others and Depreciation below for a discussion of our significant accounting policies related to tangible assets. We include the value of below-market leases in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements.

We record above-market and below-market lease values for owned properties based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over a period equal to the estimated lease term which includes renewal options with rental rates below estimated market rental rates. We amortize the capitalized above-market lease value as a reduction of rental income over the estimated market lease term. We amortize the capitalized below-market lease value as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

We measure the fair value of the below-market purchase option liability we acquired in connection with the Merger as the excess of the present value of the fair value of the real estate over the present value of the tenant’s exercise price at the option date.

Notes to Consolidated Financial Statements

The value of any in-place lease is estimated to be equal to the property owners’ avoidance of costs necessary to release the property for a lease term equal to the remaining primary in-place lease term and the value of investment grade tenancy. The cost avoidance to the property owners’ of vacancy/leasing costs necessary to lease the property for a lease term equal to the remaining in-place lease term is derived first by determining the in-place lease term on the subject lease. Then, based on our review of the market, the cost to be borne by a property owner to replicate a market lease to the remaining in-place term was estimated. These costs consist of: (i) rent lost during downtime (i.e. assumed periods of vacancy), (ii) estimated expenses that would be incurred by the property owner during periods of vacancy (iii) rent concessions (i.e. free rent) (iv) leasing commissions and (v) tenant improvements allowances given to tenants. We determine these values using our estimates or by relying in part upon third-party appraisals. We amortize the capitalized value of in-place lease intangibles to expense over the remaining initial term of each lease. We amortize the capitalized value of tenant relationships to expense over the initial and expected renewal terms of the lease. No amortization period for intangibles will exceed the remaining depreciable life of the building.

If a lease is terminated, we charge the unamortized portion of above-market and below-market lease values to lease revenue, and in-place lease and tenant relationship values to amortization expense.

When we acquire leveraged properties, the fair value of debt instruments acquired is determined using a discounted cash flow model with rates that take into account the credit of the tenants, where applicable, and interest rate risk. Such resulting premium or discount is amortized over the remaining term of the obligation. We also consider the value of the underlying collateral taking into account the quality of the collateral, the credit quality of the company, the time until maturity and the current interest rate.

Goodwill

In the case of a business combination, after identifying all tangible and intangible assets and liabilities, the excess consideration paid per the fair value of the assets and liabilities acquired and assumed, respectively, represents goodwill. We allocated goodwill to the respective reporting units in which such goodwill arose. Goodwill acquired in the Merger was attributed to the Real Estate Ownership segment which comprises one reporting unit. In the event we dispose of a property that constitutes a business under GAAP from a reporting unit with goodwill, which is less than all of the reporting unit, we allocate a portion of the reporting unit’s goodwill to that business in determining the gain or loss on the disposal of the business. The amount of goodwill allocated to the business is based on the relative fair value of the business for the reporting unit.

Operating Real Estate

We carry land and buildings and personal property at cost less accumulated depreciation. We capitalize improvements, while we expense replacements, maintenance and repairs that do not improve or extend the lives of the respective assets as incurred.

Assets Held for Sale

We classify those assets that are associated with operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. Assets held for sale are recorded at the lower of carrying value or estimated fair value, less estimated costs to sell, which is generally calculated as the expected sale price, less expected selling costs. The results of operations and the related gain or loss on sale of properties that have been sold or that are classified as held for sale and which we will have no continuing involvement in are included in discontinued operations (Note 17).

If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (ii) the estimated fair value at the date of the subsequent decision not to sell.

We recognize gains and losses on the sale of properties when, among other criteria, we no longer have continuing involvement, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

Notes to Consolidated Financial Statements

Cash

Our cash is held in the custody of several financial institutions, and these balances, at times, exceed federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Other Assets and Liabilities

We include prepaid expenses, deferred rental income, tenant receivables, deferred charges, escrow balances held by lenders, restricted cash balances, marketable securities, derivative assets and corporate fixed assets in Other assets. We include derivative instruments; miscellaneous amounts held on behalf of tenants; and deferred revenue, including unamortized below-market rent intangibles and unamortizable below-market purchase options in Other liabilities. Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis. Marketable securities are classified as available-for-sale securities and reported at fair value with unrealized gains and losses on these securities reported as a component of Other comprehensive income until realized.

Allowance for Doubtful Accounts

We consider direct finance leases to be past-due or delinquent when a contractually required principal or interest payment is not remitted in accordance with the provisions of the underlying agreement.  We evaluate each account individually and set up an allowance when, based upon current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms, and the amount can be reasonably estimated.

Revenue Recognition

Real Estate Leased to Others

We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. We charge expenditures for maintenance and repairs, including routine betterments, to operations as incurred. We capitalize significant renovations that increase the useful life of the properties. For the years ended December 31, 2012, 2011 and 2010, although we are legally obligated for payment pursuant to our lease agreements with our tenants, lessees were responsible for the direct payment to the taxing authorities of real estate taxes of approximately $18.7 million, $6.4 million and $7.7 million, respectively.

Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the CPI or similar indices or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached. Percentage rents were insignificant for the periods presented.

We account for leases as operating or direct financing leases, as described below:

Operating leases — We record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the non-cancellable lease term of the related leases and charge expenses to operations as incurred (Note 5).

Direct financing method — We record leases accounted for under the direct financing method at their net investment (Note 5). We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.

On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees, we believe that it is necessary to evaluate the collectability of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.

Notes to Consolidated Financial Statements

Investment Management Operations

We earn structuring revenue and asset management revenue in connection with providing services to the Managed REITs. We earn structuring revenue for services we provide in connection with the analysis, negotiation and structuring of transactions, including acquisitions and dispositions and the placement of mortgage financing obtained by the Managed REITs. Asset management revenue consists of property management, leasing and advisory revenue. Receipt of the incentive revenue portion of the asset management revenue or performance revenue, however, which we received from CPA®:15 prior to the date of the Merger in 2012 and from CPA®:14 and CPA®:16 – Global prior to the CPA®:14/16 Merger in 2011, was subordinated to the achievement of specified cumulative return requirements by the stockholders of those CPA®REITs. At our option, the performance revenue could be collected in cash or shares of the CPA REIT (Note 4). In addition, we earn subordinated incentive and disposition revenue related to the disposition of properties. We may also earn termination revenue in connection with the termination of the advisory agreements for the Managed REITs.

We recognize all revenue as earned. We earn structuring revenue upon the consummation of a transaction and asset management revenue when services are performed. We recognize revenue subject to subordination only when the performance criteria of the Managed REIT is achieved and contractual limitations are not exceeded.

We earned subordinated disposition and incentive revenue from CPA®:15 until September 28, 2012 (Note 4) after its stockholders received their initial investment plus a specified preferred return. We may earn termination revenue if a liquidity event is consummated by any of the other Managed REITs.

We are also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the Managed REITs, marketing costs and the cost of personnel provided for the administration of the Managed REITs. We record reimbursement income as the expenses are incurred, subject to limitations on a Managed REIT’s ability to incur offering costs.

Depreciation

We compute depreciation of building and related improvements using the straight-line method over the estimated remaining useful lives of the properties (not to exceed 40 years) and furniture, fixtures and equipment (generally up to seven years). We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.

Impairments

We periodically assess whether there are any indicators that the value of our long-lived assets, including goodwill, may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant; or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities and goodwill. Our policies for evaluating whether these assets are impaired are presented below.

Real Estate

For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of, among other things, market rents, residual values, and holding periods. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the property’s asset group is considered to be impaired. We then measure the loss as the excess of the carrying value of the property’s asset group over its estimated fair value.

Direct Financing Leases

We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information. If this review indicates that a decline in residual value has occurred

Notes to Consolidated Financial Statements

that is other-than-temporary, we recognize an impairment charge equal to the difference between the fair value and carrying value, which is discounted at the internal rate of return of the project.

Assets Held for Sale

When we classify an asset as held for sale, we compare the asset’s estimated fair value less estimated cost to sell to its carrying value, and if the estimated fair value less estimated cost to sell is less than the property’s carrying value, we reduce the carrying value to the estimated fair value less estimated cost to sell. We will continue to review the initial impairment for subsequent changes in the estimated fair value, and may recognize an additional impairment charge, if warranted.

Equity Investments in Real Estate and the Managed REITs

We evaluate our equity investments in real estate and in the Managed REITs on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value. For equity investments in real estate, we calculate estimated fair value by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage. For certain investments in the Managed REITs, we calculate the estimated fair value of our investment using the most recently published NAV of each Managed REIT, which for CPA®:17 – Global and CWI is deemed to be their initial public offering prices.

Goodwill

We evaluate goodwill for possible impairment at least annually or upon the occurrence of a triggering event using a two-step process. To identify any impairment, we first compare the estimated fair value of each of our reporting units with their respective carrying amount, including goodwill. We calculate the estimated fair value of the Investment Management reporting unit by applying a multiple, based on comparable companies, to earnings. For the Real Estate Ownership reporting unit, we calculate its estimated fair value by applying a multiple common to the real estate community. The selection of the comparable companies and transactions to be used in our evaluation process could have a significant impact on the fair value of our reporting units and possible impairments. If the fair value of the reporting unit exceeds its carrying amount, we do not consider goodwill to be impaired and no further analysis is required. If the carrying amount of the reporting unit exceeds its estimated fair value, we then perform the second step to determine and measure the amount of the potential impairment charge.

For the second step, we compare the implied fair value of the goodwill for each reporting unit with its respective carrying amount and record an impairment charge equal to the excess of the carrying amount over the implied fair value. We determine the implied fair value of the goodwill by allocating the estimated fair value of the reporting unit to its assets and liabilities. The excess of the estimated fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill.

We evaluate goodwill on an annual basis or upon the occurrence of a triggering event. The goodwill recorded in our Investment Management reporting unit is evaluated in the fourth quarter of every year. In connection with the Merger, we recorded goodwill in our Real Estate Ownership reporting unit. Prior to the Merger, there was no goodwill recorded in our Real Estate Ownership reporting unit. We will evaluate the goodwill recorded in our Real Estate Ownership reporting unit in the second quarter of every year.

Stock-Based Compensation

We have granted restricted shares, stock options, RSUs and PSUs to certain employees and independent directors. Grants were awarded in the name of the recipient subject to certain restrictions of transferability and a risk of forfeiture. Stock-based compensation expense for all equity-classified stock-based compensation awards is based on the grant date fair value estimated in accordance with current accounting guidance for share-based payments. We recognize these compensation costs for only those shares expected to vest on a straight-line or graded-vesting basis, as appropriate, over the requisite service period of the award. We include stock-based compensation within the listed shares caption of equity.

Foreign Currency

Translation

We have interests in real estate investments in the European Union and United Kingdom for which the functional currency is the euro and the British pound sterling, respectively. We perform the translation from the euro or the British pound sterling to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a

Notes to Consolidated Financial Statements

weighted-average exchange rate during the period. We report the gains and losses resulting from such translation as a component of other comprehensive income in equity.

Transaction Gains or Losses

A transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Also, foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of subordinated intercompany debt with scheduled principal payments, are included in the determination of net income.

Foreign currency transactions that are intercompany foreign currency transactions that are of a long term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in our financial statements, are not included in determining net income but are accounted for in the same manner as foreign currency translation adjustments and reported as a component of other comprehensive income in equity.

Net realized gains or (losses) are recognized on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company. For the years ended December 31, 2012, 2011 and 2010, we recognized net realized (losses) gains on such transactions of $(0.6) million, $0.4 million and less than $(0.1) million, respectively.

Derivative Instruments

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

We made an accounting policy election effective January 1, 2011, or the “effective date,” to use the portfolio exception in Accounting Standards Codification (“ASC”) 820-10-35-18D “Fair Value Measurement”, the “portfolio exception,” with respect to measuring counterparty credit risk for all of our derivative transactions subject to master netting arrangements.

Income Taxes

W. P. Carey & Co. LLC, our predecessor, converted to a REIT through the REIT Reorganization (Note 3). Effective February 15, 2012, we have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code for the year ended December 31, 2012. As a REIT, we are not subject to federal income taxes on our income and gains that we distribute to our stockholders as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, as well as other factors. We believe that we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Deferred income taxes are recorded for the corporate subsidiaries based on earnings reported. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes. Income taxes are computed under the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial bases of assets and liabilities (Note 16).

Real Estate Ownership Operations

We expect to derive most of our REIT income from our real estate operations under our Real Estate Ownership segment. As such, our real estate operations are generally not subject to federal tax, and accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements for these operations. These operations are subject to certain state, local and foreign taxes, as applicable.

We hold our real estate assets under a subsidiary, Carey REIT II. Carey REIT II has elected to be taxed as a REIT under the Internal Revenue Code. We believe we have operated, and we intend to continue to operate, in a manner that allows Carey REIT II to continue to qualify as a REIT. Under the REIT operating structure, Carey REIT II is permitted to deduct distributions paid to our stockholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements related to Carey REIT II.

Notes to Consolidated Financial Statements

Investment Management Operations

We conduct our investment management operations primarily through TRSs. These operations are subject to federal, state, local and foreign taxes, as applicable. Our financial statements are prepared on a consolidated basis including these TRSs and include a provision for current and deferred taxes on these operations.

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common stockholders, as adjusted for unallocated earnings attributable to the unvested RSUs by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share reflects potentially dilutive securities (options, restricted shares and RSUs) using the treasury stock method, except when the effect would be anti-dilutive.

Future Accounting Requirement

The following Accounting Standards Update (“ASU”) promulgated by the FASB is applicable to us in future reports, as indicated:

ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment — In July 2012, the FASB issued an update to ASC 350, Intangibles – Goodwill and Other. The objective of this ASU is to simplify how entities test indefinite-lived intangible assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. The amendments in the ASU permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative impairment test described in topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance under topic 350 required an entity to test indefinite-lived intangible assets for impairment, on at least an annual basis, by comparing the fair value of the asset with its carrying amount. If the fair value of an intangible asset is less than its carrying amount, an entity should recognize an impairment loss in the amount of that excess. Under the amendments in this ASU, an entity is not required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment, results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. We do not expect the adoption to have a material impact on our financial position and results of operations.

Out-of-Period Adjustments

During 2012, we identified errors in the consolidated financial statements related to prior years. The errors were primarily attributable to the misapplication of guidance in accounting for and clerical errors related to the expropriation of land related to two investments and our reimbursement of certain affiliated costs. We concluded that these adjustments were not material, individually or in the aggregate, to our results for this or any of the prior periods, and as such, we recorded an out-of-period adjustment to increase our income from operations by $2.5 million within continuing operations primarily attributable to an increase in Gain on sale of real estate of $2.0 million in the consolidated statement of income.

In 2011, we identified an error in the consolidated financial statements related to prior years. The error relates to the misapplication of accounting guidance related to the modifications of certain leases. We concluded this adjustment, with a net impact of $0.2 million on our statement of operations for the fourth quarter of 2011, was not material to our results for the prior year periods or to the period of adjustment. Accordingly, this cumulative change was recorded in the consolidated financial statements in the fourth quarter of 2011 as an out-of-period adjustment as follows: a reduction to Net investment in direct financing leases of $17.6 million and an increase in net Operating real estate of $17.9 million on the consolidated balance sheet; and an increase in Lease revenues of $0.9 million, a reduction of Impairment charges of $1.6 million, and an increase in Depreciation expense of $2.2 million on the consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements

Note 3. Merger with CPA®:15

Merger

On February 17, 2012, our predecessor, W. P. Carey & Co. LLC, and CPA®:15 entered into a definitive agreement (the “Merger Agreement”) pursuant to which CPA®:15 would merge with and into W. P. Carey Inc. The Merger is part of a larger transformation that implements our overall business strategy of expanding real estate assets under ownership, substantially increases our scale and liquidity, and provides income contribution from owned properties while preserving our investment management business. On September 13, 2012, the shareholders of W. P. Carey & Co. LLC and the stockholders of CPA®:15 approved the Merger. On September 28, 2012 (the “acquisition date”), CPA®:15 merged with and into W. P. Carey Inc., with CPA®:15 surviving as an indirect, wholly-owned subsidiary of W. P. Carey Inc. In the Merger, CPA®:15’s stockholders received for each share of CPA®:15’s common stock owned 0.2326 shares of W. P. Carey Inc. common stock, which equated to $11.40 per share of CPA®:15 common stock based on the $49.00 per share closing price of W. P. Carey & Co. LLC’s shares on the NYSE on that date, and $1.25 in cash for total consideration of $12.65 per share of CPA®:15. We paid total merger consideration of $1.5 billion, including cash of $152.4 million and the issuance of 28,170,643 shares of our common stock with a fair value of $1.4 billion on the acquisition date (the “Merger Consideration”) to the stockholders of CPA®:15 in exchange for  121,194,272 shares of CPA®:15 common stock that we did not previously own. In order to fund the cash portion of the Merger Consideration, we drew down the full amount of our existing $175.0 million Term Loan Facility (Note 12). As a condition of the Merger, we waived the subordinated disposition and termination fees that we would have been entitled to receive from CPA®:15 upon its liquidation pursuant to the terms of our advisory agreement with CPA®:15 (Note 4).

Immediately prior to the Merger, CPA®:15’s portfolio was comprised of full or partial ownership interests in 305 properties, substantially all of which were triple-net leased to 76 tenants, and totaled approximately 27 million square feet, with an occupancy rate of approximately 99%. In the Merger, we acquired these properties and their related leases with an average remaining life of 9.7 years.  In 2011, CPA®:15 recorded lease revenues of $242.2 million. We also assumed the related property debt comprised of 58 fixed-rate and 9 variable-rate non-recourse mortgage loans with a preliminary aggregate fair value of $1.2 billion and a weighted-average annual interest rate of 5.6%. During the period from January 1, 2012 through September 28, 2012, we earned $19.0 million in fees from CPA®:15 and recognized $4.5 million in equity earnings based on our ownership of shares in CPA®:15 prior to the Merger. The lease revenues and income from continuing operations contributed from the properties acquired from the date of the Merger through December 31, 2012 were $56.2 million and $9.0 million (inclusive of $2.5 million attributable to noncontrolling interests), respectively.

We accounted for the Merger as a business combination under the acquisition method of accounting. After consideration of all applicable factors pursuant to the business combination accounting rules, we were considered the “accounting acquirer” due to various factors, including the fact that the shareholders of W. P. Carey & Co. LLC, our predecessor, held the largest portion of the voting rights in W. P. Carey Inc., upon completion of the Merger. Acquisition costs of $31.7 million related to the Merger have been expensed as incurred and classified within General and administrative expense in the consolidated statements of income for the year ended December 31, 2012.

On September 19, 2012, we acquired a 52.63% ownership interest in Marcourt Investments Inc. (“Marcourt”) from an unrelated third party. At that time, CPA®:15 held a 47.37% ownership interest in Marcourt. Marcourt owns 12 Marriott Courtyard hotels located throughout the U. S. that are leased to and operated by Marriott International, Inc. We obtained this investment in contemplation of the Merger and accounted for this step acquisition as part of the Merger. Accordingly, the assets acquired and liabilities assumed from Marcourt in this transaction are included in the table below.

The purchase price was allocated to the assets acquired and liabilities assumed, based upon their preliminary fair values. The fair values of the lease intangibles acquired were measured in a manner consistent with our purchase price allocation policy described in Note 2. During the fourth quarter of 2012, we identified certain measurement period adjustments that impacted the provisional accounting, which increased the fair value of the identifiable real estate acquired and the non-controlling interests acquired by $5.6 million and $0.7 million, respectively, resulting in a $6.3 million reduction in goodwill. The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed in the acquisition, and the related measurement period adjustments, based on the current best estimate of management. We are in the process of finalizing our assessment of the fair value of the assets acquired and liabilities assumed. Investments in real estate, net investments in direct financing leases, equity investments in real estate, non-recourse debt and amounts attributable to noncontrolling interests were based on preliminary valuation data and estimates. Accordingly, the fair value of these assets and liabilities and the impact to goodwill are subject to change.

Notes to Consolidated Financial Statements

(In thousands):

	Initially Reported	Measurement	As Revised at
	at September 30, 2012	Period Adjustments	December 31, 2012
Total Consideration
Fair value of W. P. Carey shares of common stock issued	$1,380,362	$-	$1,380,362
Cash consideration paid	152,356	-	152,356
Merger Consideration	1,532,718	-	1,532,718
Fair value of our equity interest in CPA®:15 prior to the Merger	107,147	-	107,147
Fair value of our equity interest in jointly-owned investments with CPA®:15 prior to the Merger	54,822	-	54,822
	$1,694,687	$-	$1,694,687
Assets Acquired at Fair Value
Net investment in properties	$1,758,372	$4,500	$1,762,872
Net investment in direct financing leases	315,789	-	315,789
Equity investments in real estate	164,886	1,361	166,247
Intangible assets (Note 8)	694,411	899	695,310
Cash and cash equivalents	178,945	-	178,945
Other assets	83,838	(2,088)	81,750
	3,196,241	4,672	3,200,913
Liabilities Assumed at Fair Value
Non-recourse debt	(1,350,755)	-	(1,350,755)
Accounts payable, accrued expenses and other liabilities (including below-market rent intangibles of $102,155)	(187,712)	917	(186,795)
	(1,538,467)	917	(1,537,550)

Total identifiable net assets	1,657,774	5,589	1,663,363
Amounts attributable to noncontrolling interests	(238,038)	679	(237,359)
Goodwill	274,951	(6,268)	268,683
	$1,694,687	$-	$1,694,687

Goodwill

Two items comprise a majority of the $268.7 million of goodwill recorded in the Merger. First, at the time we entered into the Merger Agreement, the market value of our stock was $45.07 per share. The increase in the market value of our stock of $3.93 per share from the date of the Merger Agreement to $49.00 per share on the transaction date gave rise to approximately $110.8 million of the goodwill recorded, based on the fixed amount of 28,170,643 shares issued. Second, at the time we entered into the Merger Agreement, the consideration of 0.2326 shares of our common stock plus $1.25 in cash per common share of CPA®:15 represented a premium of approximately $1.33 per share over the September 30, 2011 estimated NAV of CPA®:15, which was $10.40. Management believes that the premium is supported by several factors of the combined entity, including the fact that (i) it is among the largest publicly traded REITs with greater operating and financial flexibility and better access to capital markets and with a lower cost of capital than CPA®:15 had on a stand-alone basis; (ii) the Merger eliminated costs associated with the advisory structure that CPA®:15 had previously; and (iii) the combined portfolio has greater tenant and geographic diversification and an improved overall weighted average debt maturity and interest rate. Based on the number of CPA®:15 shares ultimately exchanged of  121,194,272, this premium comprised approximately $121.2 million of the goodwill. In addition to these factors, since the September 30, 2011 valuation date there was a reduction in the fair value of CPA®:15’s net assets primarily attributable to the impact of foreign currency exchange rates during the period from September 30, 2011 to the acquisition date.

The fair value of our 28,170,643 common shares issued in the Merger as part of the consideration paid for CPA®:15 of $1.5 billion was derived from the closing market price of our common stock on the acquisition date. As required by GAAP, the fair value related to the assets acquired and liabilities assumed, as well as the shares exchanged, has been computed as of the date we gained control, which was the closing date of the Merger, in a manner consistent with the methodology described above.

Goodwill is not deductible for income tax purposes.

Notes to Consolidated Financial Statements

Equity Investments and Noncontrolling Interests

Additionally, we recognized a gain on change in control of interests of $14.7 million for the year ended December 31, 2012 related to the difference between the carrying value of $92.4 million and the fair value of $107.1 million of our previously-held equity interest in 10,389,079 shares of CPA®:15’s common stock.

The Merger also resulted in our acquisition of the remaining interests in four investments in which we already had a joint interest and accounted for under the equity method (Note 7). Upon acquiring the remaining interests in these investments, we owned 100% of these investments and thus accounted for these acquisitions as step acquisitions utilizing the purchase method of accounting. Due to the change in control of the four jointly-owned investments that occurred, we recorded an aggregate gain of approximately $6.1 million related to the difference between our carrying values and the fair values of our previously-held equity interests on the acquisition date of $48.7 million and $54.8 million, respectively. Subsequent to the Merger, we consolidate these wholly-owned investments.

The fair values of our previously-held equity interests and our noncontrolling interests are based on the estimated fair market values of the underlying real estate and mortgage debt, both of which were determined by management relying in part on a third party. Real estate valuation requires significant judgment. We determined the significant inputs to be Level 3 with ranges for the entire portfolio as follows:

•                  Discount rates applied to the estimated net operating income of each property ranged from approximately 3.5% to 14.75%;

•                  Discount rates applied to the estimated residual value of each property ranged from approximately 5.75% to 12.5%;

•                  Residual capitalization rates applied to the properties ranged from approximately 7.0% to 11.5%.

•                  The fair market value of such property level debt was determined based upon available market data for comparable liabilities and by applying selected discount rates to the stream of future debt payments; and

•                  Discount rates applied to cash flows ranged from approximately 2.7% to 10%.

No illiquidity adjustments to the equity interests or noncontrolling interests were deemed necessary as the investments are held with affiliates and do not allow for unilateral sale or financing by any of the affiliated parties. Furthermore, the discount and/or capitalization rates utilized in the appraisals also reflect the illiquidity of real estate assets. Lastly, there were no control premiums contemplated as the investments were in individual, or a portfolio of, underlying real estate and debt, as opposed to a business operation.

Pro Forma Financial Information (Unaudited)

The following consolidated pro forma financial information has been presented as if the Merger, including the acquisition of Marcourt, had occurred on January 1, 2011 for the years ended 2012 and 2011. The pro forma financial information is not necessarily indicative of what the actual results would have been had the Merger occurred on that date, nor does it purport to represent the results of operations for future periods.

(Dollars in thousands, except share and per share amounts):

	Years Ended December 31,
	2012	2011
Pro forma total revenues	$529,331	$542,667
Pro forma income attributable to W. P. Carey stockholders	$140,284	$117,708

Pro forma earnings per share: (a)
Basic	$2.03	$1.70
Diluted	$2.01	$1.70

Pro forma weighted average shares: (b)
Basic	68,382,378	67,990,118
Diluted	69,071,391	68,268,738

Notes to Consolidated Financial Statements

__________

(a)         The pro forma income attributable to W. P. Carey stockholders reflects combined general and administrative expenses of $31.7 million and income tax expenses of $9.6 million incurred related to the Merger for the year ended December 31, 2011 as if the Merger had taken place on January 1, 2011.

(b)         The pro forma weighted average shares outstanding for the years ended December 31, 2012 and 2011 were determined as if the 28,170,643 shares of our common stock issued to CPA®:15 stockholders in the Merger were issued on January 1, 2011.

Note 4. Agreements and Transactions with Related Parties

Advisory Agreements with the Managed REITs

Our predecessor had advisory agreements with each of the Managed REITs pursuant to which it earned certain fees and/or was entitled to receive cash distributions. In connection with the Merger, we entered into amended and restated advisory agreements with each of the CPA® REITs with economic terms similar to the prior agreements, which are outlined in the Annual Report on Form 10-K for the year ended December 31, 2011 as filed by our predecessor with the SEC on February 29, 2012. The amendments, which became effective as of October 1, 2012, provide for the allocation of expenses on the basis of revenues of each of the CPA® REITs rather than an allocation of time charges incurred by our personnel for each of the CPA® REITs. The CPA® REIT advisory agreements are scheduled to expire on September 30, 2013 unless otherwise renewed pursuant to their terms. The CWI advisory agreement, which was scheduled to expire on September 30, 2012, was renewed for an additional year pursuant to its terms, effective as of October 1, 2012. The following table presents a summary of revenue earned and/or cash received from the Managed REITs in connection with providing services as the advisor to the Managed REITs (in thousands):

	Years Ended December 31,
	2012	2011	2010
Asset management revenue	$56,666	$66,808	$76,246
Structuring revenue	48,355	46,831	44,525
Incentive, termination and subordinated disposition revenue	-	52,515	-
Wholesaling revenue	19,914	11,664	11,096
Reimbursed costs from affiliates	98,245	64,829	60,023
Distributions of Available Cash	30,009	15,535	4,468
Deferred revenue earned	8,492	5,662	-
	$261,681	$263,844	$196,358

	Years Ended December 31,
	2012	2011	2010
CPA®:14	$-	$59,605	$23,387
CPA®:15	21,563	31,489	31,172
CPA®:16 – Global	50,825	40,555	28,478
CPA®:17 – Global	173,262	124,465	112,386
CWI	15,334	6,745	-
Other	697	985	935
	$261,681	$263,844	$196,358

Asset Management Revenue

We earn asset management revenue from each Managed REIT, which is based on average invested assets and is calculated according to the advisory agreement for each Managed REIT. For CPA®:16 – Global prior to the CPA®:14/16 Merger and for CPA®:15 prior to the Merger, this revenue generally totaled 1% per annum, with a portion of this revenue, or 0.5%, contingent upon the achievement of specific performance criteria. For CPA®:16 – Global subsequent to the CPA®:14/16 Merger, we earn asset management revenue of 0.5% of average invested assets. For CPA®:17 – Global, we earn asset management revenue ranging from 0.5% of average market value for long-term net leases and certain other types of real estate investments up to 1.75% of average equity value for certain types of securities. For CWI, we earn asset management revenue of 0.5% of the average market value of lodging-related investments. We do not earn performance revenue from CPA®:17 – Global, CWI and, subsequent to the CPA®:14/16 Merger, from CPA®:16 – Global, but we receive up to 10% of distributions of Available Cash from their operating partnerships.

Under the terms of the advisory agreements, we may elect to receive cash or shares of stock for asset management revenue due from each Managed REIT. In 2012, we elected to receive all asset management revenue from CPA®:15 prior to the Merger in cash, while

Notes to Consolidated Financial Statements

for CPA®:16 – Global, we elected to receive 50% of asset management revenue in its shares with the remaining 50% payable in cash. For CPA®:17 – Global and CWI, we elected to receive asset management revenue in their shares. For 2011, we elected to receive all asset management revenue in cash, with the exception of CPA®:17 – Global’s asset management fee, which we elected to receive in its shares. For 2011, we also elected to receive performance revenue, prior to the CPA®:14/16 Merger, from CPA®:16 – Global in shares of its common stock, while for CPA®:14 prior to CPA®:14/16 Merger, and for CPA®:15 we elected to receive 80% of all performance revenue in shares of their common stock, with the remaining 20% payable in cash. We also elected to receive asset management revenue from CPA®:16 – Global in 2011 in shares of its common stock after the CPA®:14/16 Merger. For CWI, we elected to receive all asset management revenue in cash for 2011.

Reimbursed Costs from Affiliates and Wholesaling Revenue

The Managed REITs reimburse us for certain costs, primarily broker/dealer commissions paid on behalf of the Managed REITs and marketing and personnel costs. Pursuant to the amended and restated advisory agreements, expenses are now allocated based on the revenues of each of the CPA® REITs rather than an allocation of time charges incurred by our personnel for each of the CPA® REITs. In addition, we earn a selling commission of up to $0.65 per share sold and a dealer manager fee of up to $0.35 per share sold from CPA®:17 – Global. We also receive a selling commission of up to $0.70 per share sold and a dealer manager fee of up to $0.30 per share sold from CWI. We re-allow all or a portion of the dealer manager fees to selected dealers in the offerings. Dealer manager fees that are not re-allowed are classified as wholesaling revenue. Additionally, we earned a wholesaling fee of $0.15 per share sold in connection with CPA®:17 – Global’s initial public offering through April 7, 2011. We did not earn a wholesaling fee in connection with CPA®:17 – Global’s follow-on offering, which commenced on April 7, 2011.

Pursuant to its advisory agreement, upon reaching the minimum offering amount of $10.0 million on March 3, 2011, CWI became obligated to reimburse us for all organization costs and a portion of offering costs incurred in connection with its offering, up to a maximum amount (excluding selling commissions and the dealer manager fee) of 2% of the gross proceeds of its offering and distribution reinvestment plan. Through December 31, 2012, we have incurred organization and offering costs on behalf of CWI of approximately $7.4 million. However, at December 31, 2012, CWI was only obligated to reimburse us $3.1 million of these costs because of the 2% limitation described above, and $2.7 million had been reimbursed as of that date.

Incentive, Termination and Subordinated Disposition Revenue

We earn revenue related to the disposition of properties by the Managed REITs, subject to subordination provisions, which will only be recognized as the relevant conditions are met. Such revenue may include subordinated disposition revenue of no more than 3% of the value of any assets sold, payable only after stockholders have received back their initial investment plus a specified preferred return, and subordinated incentive revenue of 15% of the net cash proceeds distributable to stockholders from the disposition of properties, after recoupment by stockholders of their initial investment plus a specified preferred return. We may also, in connection with the termination of the advisory agreements for the Managed REITs, be entitled to a termination payment based on the amount by which the fair value of a Managed REITs’ properties, less indebtedness, exceeds investors’ capital plus a specified preferred return.

We waived any acquisition fees payable by CPA®:16 – Global under its advisory agreement with us in respect of the properties it acquired in the CPA®:14/16 Merger and also waived any disposition fees that may subsequently be payable by CPA®:16 – Global upon a sale of such assets. As the advisor to CPA®:14, we earned acquisition fees related to those properties when they were acquired by CPA®:14 and disposition fees on those properties to CPA®:16 – Global by CPA®:14 in the CPA®:14/16 Merger and, as a result, we and CPA®:16 – Global agreed that we should not receive fees upon the acquisition or disposition of the same properties by CPA®:16 – Global.

In connection with providing a liquidity event for CPA®:14 stockholders during the second quarter of 2011 with the completion of the CPA®:14/16 Merger, we earned termination revenue of $31.2 million and subordinated disposition revenue of $21.3 million, which we elected to receive in shares of CPA®:14 and cash, respectively. In connection with the Merger with CPA®:15, we waived the subordinated disposition and termination fees we would have been entitled to receive from CPA®:15 upon its liquidation pursuant to the terms of our advisory agreement with CPA®:15. There was no gain or loss recognized in connection with waiving these subordinated disposition and termination fees.

Structuring Revenue

Under the terms of the advisory agreements, we earn revenue in connection with structuring and negotiating investments and related financing for the Managed REITs, which we call acquisition revenue. We may receive acquisition revenue of up to an average of 4.5% of the total cost of all investments made by each CPA® REIT. Historically, a portion of this revenue (generally 2.5%) was paid when the transaction was completed, while the remainder (generally 2%) was payable in annual installments ranging from three to eight years, provided the relevant CPA® REIT met its performance criterion. For certain types of non-long term net lease investments

Notes to Consolidated Financial Statements

acquired on behalf of CPA®:17 – Global, initial acquisition revenue may range from 0% to 1.75% of the equity invested plus the related acquisition revenue, with no deferred acquisition revenue being earned. For CWI, we earn initial acquisition revenue of 2.5% of the total investment cost of the properties acquired and loans originated by us not to exceed 6% of the aggregate contract purchase price of all investments and loans with no deferred acquisition revenue being earned. We may also be entitled, subject to the Managed REIT board approval, to fees for structuring loan refinancing of up to 1% of the principal amount. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue.

Unpaid transaction fees, including accrued interest, are included in Due from affiliates in the consolidated financial statements. Unpaid transaction fees bear interest at annual rates ranging from 5% to 7%. The following tables present the amount of unpaid transaction fees and interest earned on these fees (in thousands):

	December 31,
	2012	2011
Unpaid deferred acquisition fees	$28,654	$29,410

	Years Ended December 31,
	2012	2011	2010
Interest earned on unpaid deferred acquisition fees	$1,064	$1,332	$1,136

Distributions of Available Cash and Deferred Revenue Earned

We receive distributions of our proportionate share of earnings up to 10% of available cash from CPA®:17 – Global, CWI, and after the UPREIT reorganization, CPA®:16 – Global, as defined in the respective advisory agreements, from their operating partnerships. As discussed under “CPA®:16 – Global UPREIT Reorganization” below, we acquired the Special Member Interest in CPA®:16 – Global’s operating partnership for $0.3 million during the second quarter of 2011. We initially recorded the Special Member Interest at its fair value of $28.3 million, which is net of approximately $6.0 million related to our ownership interest in CPA®:16 – Global that was eliminated in our consolidated financial statement, to be amortized into earnings over the expected period of performance. Cash distributions of our proportionate share of earnings from the CPA®:16 – Global and CPA®:17 – Global operating partnerships as well as deferred revenue earned from our Special Member Interest in CPA®:16 – Global’s operating partnership are recorded as Income from equity investments in real estate and the Managed REITs within the Investment Management segment. We have not yet earned or received any distributions of our proportionate share of earnings from CWI’s operating partnership because CWI has not yet generated Available Cash.

Other Transactions with Affiliates

Transactions with Estate of Wm. Polk Carey

Voting Agreement

In July 2012, we entered into a voting agreement (the “Voting Agreement”) with the Estate of Wm. Polk Carey, our Chairman and founder who passed away on January 2, 2012, pursuant to which the Estate and W. P. Carey & Co., Inc., a wholly-owned corporation of the Estate, had agreed, among other things, to vote their share of our predecessor’s common stock (the “Listed Shares”) at the special meeting of W. P. Carey & Co. LLC’s shareholders regarding the REIT Reorganization and Merger in favor of those transactions. The REIT Reorganization and Merger were approved by those shareholders on September 13, 2012 and the transactions closed on September 28, 2012.

Share Purchase Agreement

Concurrently with the execution of the Voting Agreement, we entered into a Share Purchase Agreement with the Estate pursuant to which we agreed to purchase up to an aggregate amount of $85.0 million of our common stock — or, prior to the Merger, the Listed Shares of our predecessor — beneficially owned by the Estate in the following manner: (i) prior to the date of the dissemination of the Joint Proxy Statement / Prospectus of us and CPA®:15 regarding the registration of securities with the SEC on Form S-4 in connection with the REIT Conversion and the Merger (the “Joint Proxy Statement / Prospectus”), the Estate had a one-time option to sell up to an aggregate amount of $25.0 million of Listed Shares (the “First Sale Option”), which, as discussed below, was completed on August 2, 2012; (ii) at any time following the consummation of the Merger, but on or before December 31, 2012, the Estate had a one-time option to sell up to an aggregate amount of $20.0 million of our common stock (the “Second Sale Option”), which, as discussed below, was completed on October 9, 2012; and (iii) at any time following January 1, 2013, but on or before March 31, 2013, the Estate has a one-time option to sell up to an aggregate amount of $40.0 million of our common stock (the “Third Sale Option,” and with the

Notes to Consolidated Financial Statements

First Sale Option and Second Sale Option, each a “Sale Option”). In connection with the exercise of a Sale Option, we agreed to pay a per share purchase price equal to 96% of the volume-weighted-average price of one Listed Share of our predecessor, and/or one share of our common stock, as applicable, for the ten (10) business days immediately prior to the date of notification of exercise.

On July 27, 2012, we received a notice from the Estate indicating its intention to fully exercise the First Sale Option, and as a result, on August 2, 2012, we repurchased 561,418 Listed shares for $25.0 million from the Estate at a price of $44.53 per share. On October 1, 2012, we received a notice from the Estate indicating its intention to fully exercise the Second Sale Option, and, as a result, on October 9, 2012, we repurchased an additional 410,964 shares of our common stock for $20.0 million from the Estate at a price of $48.67 per share. We used our Revolver (Note 12) to finance the repurchases pursuant to the First and Second Sale Options. We currently intend to borrow from our Revolver in order to finance the repurchase of our common stock pursuant to the remaining Third Sale Option if the Estate should decide to exercise it.

Because the Share Purchase Agreement contains put options that, if exercised, would obligate us to settle the transactions in cash, we account for the shares of our common stock owned by the Estate as redeemable securities in accordance with ASC 480 “Distinguishing Liabilities from Equity” and Accounting Series Release No. 268 (“ASR 268”) “Presentation in Financial Statements of Redeemable Preferred Stocks.” ASR 268 requires us to reclassify a portion of our permanent equity to redeemable equity in order to reflect the future cash obligations that could arise if the Estate were to exercise the put options requiring us to purchase its shares. When the Estate exercises a Sale Option, we will reclassify the amount from temporary equity to permanent equity, and reclassify the amount from Additional paid-in capital stock to Treasury stock. Accordingly, on the date of the execution of the Share Repurchase Agreement, we reclassified $85.0 million from Additional paid-in capital to Redeemable securities – related party, which represents the maximum amount that we would be required to pay should the Estate exercise all its Sale Options. Additionally, on August 2, 2012 and October 9, 2012, when we purchased our common stock in connection with the Estate’s exercise of the First and Second Sale Options, respectively, we reclassified $45.0 million from Redeemable securities – related party to Additional paid-in capital and reclassified the shares from Additional paid-in capital to Treasury stock.

The following table presents a reconciliation of our Redeemable securities – related party (in thousands):

Year Ended
December 31, 2012
Balance - beginning of year	$-
Reclassification from permanent equity to temporary equity	85,000
Redemptions of securities	(45,000)
Balance - end of year	$40,000

Registration Rights Agreement

Concurrently with the execution of the Voting Agreement and the Share Purchase Agreement, we and the Estate Shareholders entered into a Registration Rights Agreement (the “Registration Rights Agreement”).

The Registration Rights Agreement provides the Estate with, at any time following the consummation of the REIT Reorganization, but on or before the third anniversary thereof, subject to certain exceptions and limitations, three demand rights (the “Demand Registration Rights”) for the registration via an underwritten public offering of, in each instance, between a minimum of (i)(a) $50.0 million with respect to one Demand Registration Right, and (b) $75.0 million with respect to two Demand Registration Rights, and a maximum of (ii) $250.0 million, worth of shares of our common stock received in the REIT Conversion in exchange for the Listed Shares of our predecessor that were owned by the Estate as of the date of the Registration Rights Agreement.

Additionally, the Registration Rights Agreement provides the Estate Shareholders with, subject to certain exceptions and limitations, unlimited “piggyback” registration rights (the “Piggyback Registration Rights,” and together with the Demand Registration Rights, the “Estate Shareholders’ Registration Rights”) pertaining to the shares of our common stock received in the REIT conversion in exchange for the Listed Shares of our predecessor that were owned by the Estate as of the date of the Registration Rights Agreement.

The Estate Shareholders’ Registration Rights are subject to customary lock-up and cutback provisions, and the Registration Rights Agreement contains customary indemnification provisions. We have agreed to bear the expenses incurred in connection with the filing of any registration statements attributable to the exercise of the Estate’s Registration Rights, other than any (i) underwriting fees, discounts and sales commissions, (ii) fees, expense and disbursements of legal counsel of the Estate, and (iii) transfer taxes, in each case relating to the sale or disposition by the Estate of shares of our common stock pursuant to the Registration Rights Agreement.

We account for our obligations under the Registration Rights Agreement in accordance with ASC 450 “Contingencies,” which requires us to record a liability if the contingent loss is probable and the amount can be estimated. At December 31, 2012, we have not

Notes to Consolidated Financial Statements

recorded a liability pertaining to our obligations under the Registration Rights Agreement because the amount cannot be reasonably estimated at this time and is not deemed probable.

CPA®:14/16 Merger

On May 2, 2011, CPA®:14 merged with and into a subsidiary of CPA®:16 – Global. In connection with the CPA®:14/16 Merger, on May 2, 2011, we purchased the remaining interests in three jointly-owned investments from CPA®:14, in which we already had a partial ownership interest, for an aggregate purchase price of $31.8 million, plus the assumption of $87.6 million of indebtedness.

In the CPA®:14/16 Merger, CPA®:14 shareholders were entitled to receive $11.50 per share, which was equal to the estimated NAV of CPA®:14 as of September 30, 2010. For each share of CPA®:14 stock owned, each CPA®:14 shareholder received a $1.00 per share special cash dividend and a choice of either (i) $10.50 in cash or (ii) 1.1932 shares of CPA®:16 – Global. The merger consideration of $954.5 million was paid by CPA®:16 – Global, including payment of $444.0 million to liquidating shareholders and issuing 57,365,145 shares of common stock with a fair value of $510.5 million on the date of closing to shareholders of CPA®:14 in exchange for 48,076,723 shares of CPA®:14 common stock. The $1.00 per share special cash distribution, totaling $90.4 million in the aggregate, was funded from the proceeds of the CPA®:14 Asset Sales. In connection with the CPA®:14/16 Merger, we agreed to purchase a sufficient number of shares of CPA®:16 – Global common stock from CPA®:16 – Global to enable it to pay the merger consideration if the cash on hand and available to CPA®:14 and CPA®:16 – Global, including the proceeds of the CPA®:14 Asset Sales and a new $320.0 million senior credit facility of CPA®:16 – Global, were not sufficient. Accordingly, we purchased 13,750,000 shares of CPA®:16 – Global on May 2, 2011 for $121.0 million, which we funded, along with other obligations, with cash on hand and $121.4 million drawn on our then-existing unsecured line of credit.

Upon consummation of the CPA®:14/16 Merger, we earned revenues of $31.2 million in connection with the termination of the advisory agreement with CPA®:14 and $21.3 million of subordinated disposition revenues. We elected to receive our termination revenue in 2,717,138 shares of CPA®:14, which were exchanged into 3,242,089 shares of CPA®:16 – Global in the CPA®:14/16 Merger. Upon closing of the CPA®:14/16 Merger, we received 13,260,091 shares of common stock of CPA®:16 – Global in respect of our shares of CPA®:14.

CAM waived any acquisition fees payable by CPA®:16 – Global under its advisory agreement with CAM in respect of the properties acquired in the CPA®:14/16 Merger and also waived any disposition fees that may subsequently be payable by CPA®:16 – Global upon a sale of such assets. As the advisor to CPA®:14, CAM earned acquisition fees related to those properties acquired by CPA®:14 and disposition fees on those properties upon the liquidation of CPA®:14 and, as a result, CAM and CPA®:16 – Global agreed that CAM should not receive fees upon the acquisition or disposition of the same properties by CPA®:16 – Global.

CPA®:16 – Global UPREIT Reorganization

Immediately following the CPA®:14/16 Merger on May 2, 2011, CPA®:16 – Global completed an internal reorganization whereby CPA®:16 – Global formed an UPREIT, which was approved by CPA®:16 – Global stockholders in connection with the CPA®:14/16 Merger (the “CPA®:16 – Global UPREIT Reorganization”). In connection with the formation of the UPREIT, CPA®:16 – Global contributed substantially all of its assets and liabilities to an operating partnership in exchange for a managing member interest and units of membership interest in the operating partnership, which together represent a 99.985% capital interest of the Managing Member. Through a subsidiary, we acquired a Special Member Interest of 0.015% in the operating partnership for $0.3 million, entitling us to receive certain profit allocations and distributions of cash.

As consideration for the Special Member Interest, we amended our advisory agreement with CPA®:16 – Global to give effect to this UPREIT reorganization and to reflect a revised fee structure whereby (i) our asset management fees are prospectively reduced to 0.5% from 1.0% of the asset value of a property under management, (ii) the former 15% subordinated incentive fee and termination fees have been eliminated and replaced by (iii) a 10% Special General Partner Available Cash Distribution and (iv) the 15% Final Distribution, each defined below. The sum of the new 0.5% asset management fee and the Available Cash Distribution is expected to be lower than the original 1.0% asset management fee; accordingly, the Available Cash Distribution is contractually limited to 0.5% of the value of CPA®:16 – Global’s assets under management. However, the amount of after-tax cash we receive pursuant to this revised structure is anticipated to be greater than the amount we received under the previous arrangement. The fee structure related to initial acquisition fees, subordinated acquisition fees and subordinated disposition fees for CPA®:16 – Global remains unchanged.

As Special General Partner, we are entitled to 10% of the operating partnership’s available cash (the “Available Cash Distribution”), which was defined as the operating partnership’s cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. We may elect to receive our Available Cash Distribution in shares of CPA®:16 – Global’s common stock. In the event of a capital transaction such as a sale, exchange, disposition or refinancing

Notes to Consolidated Financial Statements

of CPA®:16 – Global’s assets, we are also entitled to receive a Final Distribution equal to 15% of residual returns after giving effect to a 100% return of the Managing Member’s invested capital plus a 6% priority return.

We initially recorded the Special Member Interest as an equity investment at its fair value of $28.3 million and an equal amount of deferred revenues (Note 7), which was net of approximately $6.0 million related to our ownership interest of approximately 17.5% in CPA®:16 – Global that was eliminated in our consolidated financial statements. We recognize the deferred revenue earned from our Special Member Interest in CPA®:16 – Global’s operating partnership into earnings on a straight-line basis over the expected period of performance, which is currently estimated at three years based on the stated intended life of CPA®:16 – Global as described in its offering documents. The amount of deferred revenue recognized during the years ended December 31, 2012 and 2011 was $8.5 million and $5.7 million, respectively. The amount of deferred revenue recognized in 2012 and 2011 was net of $0.9 million and $0.6 million, respectively, in amortization associated with the basis differential generated by the Special Member Interest in CPA®:16 – Global’s operating partnership and our underlying claim on the net assets of CPA®:16 – Global. We determined the fair value of the Special Member Interest based upon a discounted cash flow model, which included assumptions related to estimated future cash flows of CPA®:16 – Global and the estimated duration of the fee stream of three years. The equity investment is evaluated for impairment consistent with the policy described in Note 2. At December 31, 2012 and 2011, the unamortized balance of the deferred revenue was $12.6 million and $22.0 million, respectively.

Other

We own interests in entities ranging from 3% to 95%, as well as jointly-controlled tenancy-in-common interests in properties, with the remaining interests generally held by affiliates, and own common stock in each of the Managed REITs. We consolidate certain of these investments and account for the remainder under the equity method of accounting.

One of our directors and officers was the sole shareholder of Livho, a subsidiary that operates a hotel investment. We consolidated the accounts of Livho in our consolidated financial statements because it was a VIE and we were its primary beneficiary. In order to streamline Livho’s corporate structure, in August 2012, the director and officer transferred his ownership interest in Livho for no consideration to one of our subsidiaries, Carey REIT II Inc. No gain or loss was recognized in this transaction. Immediately after the ownership transfer, we became the sole shareholder of Livho and we continue to consolidate the accounts of Livho.

Family members of one of our directors have an ownership interest in certain companies that own noncontrolling interests in one of our French majority-owned subsidiaries. These ownership interests are subject to substantially the same terms as all other ownership interests in the subsidiary companies.

A former employee owns a redeemable noncontrolling interest (Note 14) in W. P. Carey International LLC (“WPCI”), a subsidiary company that structures net lease transactions on behalf of the CPA® REITs outside of the U.S., as well as certain related entities.

During February 2011, we loaned $90.0 million at an annual interest rate of 1.15% to CPA®:17 – Global, which was repaid on April 8, 2011, its maturity date. During May 2011, we loaned $4.0 million at the 30-day LIBOR plus 2.5% to CWI which was repaid on June 6, 2011. In addition, during September 2011, we loaned $2.0 million at LIBOR plus 0.9% to CWI, of which $1.0 million was repaid on September 13, 2011 and the remaining $1.0 million was repaid on October 6, 2011. In connection with these loans, we received interest income from CWI and CPA®:17 – Global totaling $0.2 million during the year ended December 31, 2011.

For related party transactions occurred subsequent to December 31, 2012, please see Note 20.

Notes to Consolidated Financial Statements

Note 5. Net Investments in Properties

Real Estate

Real estate, which consists of land and buildings leased to others, at cost, and which are subject to operating leases, is summarized as follows (in thousands):

	December 31,
	2012	2011
Land	$509,530	$111,483
Buildings	1,822,083	534,999
Less: Accumulated depreciation	(116,075)	(118,054)
	$2,215,538	$528,428

Real Estate Acquired During 2012 – As discussed in Note 3, we acquired properties in the Merger, which increased the carrying value of our real estate by $1.8 billion during the year ended December 31, 2012. Other acquisitions of real estate during this period are disclosed in Note 4 and assets disposed of are disclosed in Note 17. Impairment charges recognized on certain properties are discussed in Note 11. During this period, the U.S. dollar weakened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro at December 31, 2012 increased by 2.1% to $1.3218 from $1.2950 at December 31, 2011. The impact of this weakening was a $12.9 million increase in Real estate from December 31, 2011 to December 31, 2012.

On September 13, 2012, we acquired an interest in an investment leased to the Walgreens Co. at a total cost of $24.8 million, including net lease intangible assets totaling $6.6 million (Note 8) and acquisition-related costs. We updated our purchase price allocation during the fourth quarter of 2012, and recorded a measurement period adjustment of $5.3 million to reduce land and buildings and to increase net lease intangibles. We deemed this investment to be a real estate asset acquisition, and as such, we capitalized acquisition-related costs of $0.2 million. The Walgreens Co. leases are classified as operating leases.

Real Estate Acquired During 2011 – As discussed in Note 4, in connection with the CPA®:14/16 Merger in May 2011, we purchased the remaining interests in certain investments, in which we already had a joint interest, from CPA®:14 as part of the CPA®:14 Asset Sales. These three investments, which lease properties to Checkfree, Federal Express and Amylin, had an aggregate fair value of $174.8 million at the date of acquisition. Prior to this purchase, we had consolidated the Checkfree investments and accounted for the Federal Express and Amylin investments under the equity method. As part of the transaction, we assumed the related non-recourse mortgages on the Federal Express and Amylin investments. These two mortgages and the mortgage on the Checkfree investment had an aggregate fair value of $117.1 million at the date of acquisition (Note 12). Amounts provided are the total amounts attributable to the jointly-owned investments’ properties and do not represent the proportionate share that we purchased. Upon acquiring the remaining interests in the investments leased to Federal Express and Amylin, we owned 100% of these investments and accounted for these acquisitions as step acquisitions utilizing the purchase method of accounting. Due to the change in control of the investments that occurred, and in accordance with ASC 810 involving a step acquisition where control is obtained and there is a previously held equity interest, we recorded an aggregate gain of approximately $27.9 million related to the difference between our respective carrying values and the fair values of our previously held interests on the acquisition date. Subsequent to our acquisition, we consolidate all of these wholly-owned investments. The consolidation of these investments resulted in an increase of $90.2 million and $40.8 million to Real estate, net and net lease intangibles, respectively, in May 2011.

During 2011, we reclassified real estate with a net carrying value of $17.9 million to Real estate in connection with an out-of-period adjustment (Note 2).

Notes to Consolidated Financial Statements

Operating Real Estate

Operating real estate, which consists of our investments in 21 self-storage properties through Carey Storage and our Livho hotel subsidiary, at cost, is summarized as follows (in thousands):

	December 31,
	2012	2011
Land	$22,158	$24,031
Buildings	77,545	85,844
Less: Accumulated depreciation	(19,993)	(17,121)
	$79,710	$92,754

During the year ended December 31, 2012, we recognized an impairment charge of $10.5 million on our hotel property to write down the property’s carrying value to its estimated fair value as a result of a decrease in fair value and in the estimated holding period of the hotel (Note 11). In October 2013, we sold our Livho hotel (Note 17).

Real Estate Under Construction

At December 31, 2012, real estate under construction was $2.9 million, recorded at cost.

Scheduled Future Minimum Rents

Scheduled future minimum rents, which are inclusive of those properties in continuing and discontinued operations, exclusive of renewals and expenses paid by tenants and future CPI-based increases under non-cancelable operating leases, at December 31, 2012 are as follows (in thousands):

Years Ending December 31,	Total
2013	$272,559
2014	270,952
2015	249,266
2016	227,445
2017	213,292
Thereafter	1,078,071
Total	$2,311,585

Note 6. Finance Receivables

Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivable portfolios consist of our Net investments in direct financing leases and deferred acquisition fees. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated balance sheets.

Net Investment in Direct Financing Leases

Net investment in direct financing leases is summarized as follows (in thousands):

	December 31,
	2012	2011
Minimum lease payments receivable	$430,514	$29,986
Unguaranteed residual value	375,706	57,218
	806,220	87,204
Less: unearned income	(430,215)	(29,204)
	$376,005	$58,000

During 2012, we sold our net investment in a direct financing lease for $2.0 million, net of selling costs, and recognized a net loss on sale of $0.2 million. In connection with the Merger in September 2012, we acquired 15 direct financing leases with a total fair value of $315.8 million (Note 3). During the years ended December 31, 2012 and 2011, in connection with our annual reviews of the estimated

Notes to Consolidated Financial Statements

residual values of our properties, we recorded no impairment charges related to direct financing leases. We recorded $1.1 million in impairment charges related to several direct financing leases in 2010. Impairment charges related primarily to other-than-temporary declines in the estimated residual values of the underlying properties due to market conditions (Note 11). In the fourth quarter of 2011, we also recorded $1.6 million in connection with an out-of-period adjustment (Note 2). At December 31, 2012 and 2011, Other assets, net included $0.2 million and less than $0.1 million, respectively, of accounts receivable related to amounts billed under these direct financing leases.

During 2011, we reclassified $17.6 million out of Net investments in direct financing leases in connection with an out-of-period adjustment (Note 2).

Scheduled future minimum rents, which are inclusive of those properties in continuing and discontinuing operations, exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI-based adjustments, under non-cancelable direct financing leases at December 31, 2012 are as follows (in thousands):

Years Ending December 31,	Total
2013	$34,573
2014	32,277
2015	31,968
2016	30,150
2017	29,707
Thereafter	271,839
Total	$430,514

Deferred Acquisition Fees Receivable

As described in Note 4, we earn revenue in connection with structuring and negotiating investments and related mortgage financing for the Managed REITs. A portion of this revenue is due in equal annual installments ranging from three to four years, provided the Managed REITs meet their respective performance criteria. Unpaid deferred installments, including accrued interest, from all of the Managed REITs were included in Due from affiliates in the consolidated financial statements.

Credit Quality of Finance Receivables

We generally seek investments in facilities that we believe are critical to a tenant’s business and that we believe have a low risk of tenant defaults. At both December 31, 2012 and 2011, none of our finance receivables were past due and we had not established any allowances for credit losses. As discussed above, we acquired 15 direct financing leases with a total fair value of $315.8 million from CPA®:15 in connection with the Merger (Note 3). There were no modifications of finance receivables for either of the years ended December 31, 2012 or 2011. We evaluate the credit quality of our tenant receivables utilizing an internal 5-point credit rating scale, with 1 representing the highest credit quality and 5 representing the lowest. The credit quality evaluation of our tenant receivables was last updated in the fourth quarter of 2012. We believe the credit quality of our deferred acquisition fees receivable falls under category 1, as the CPA® REITs are expected to have the available cash to make such payments.

A summary of our finance receivables by internal credit quality rating is as follows (dollars in thousands):

	Number of Tenants at		Net Investments in Direct Financing Leases at
Internal Credit Quality Indicator	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
1	3	8	$46,398	$46,694
2	4	2	49,764	11,306
3	8	-	257,281	-
4	4	-	22,562	-
5	-	-	-	-
			$376,005	$58,000

Note 7. Equity Investments in Real Estate and the Managed REITs

We own interests in the Managed REITs and unconsolidated real estate investments. We account for our interests in these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus

Notes to Consolidated Financial Statements

contributions and other adjustments required by equity method accounting, such as basis differences from other-than-temporary impairments). These investments are summarized below.

Income from equity investments in real estate represents our proportionate share of the income or losses of these investments as well as certain depreciation and amortization adjustments related to other-than-temporary impairment charges. The following table presents information about our equity income from the Managed REITs and other jointly-owned investments (in thousands):

	Years Ended December 31,
	2012	2011	2010
Equity earnings from equity investments in the Managed REITs	$5,509	$16,928	$10,480
Other-than-temporary impairment charges on CPA®:16 – Global operating partnership	(9,910)	-	-
Distributions of Available Cash (Note 4)	30,009	15,535	4,468
Deferred revenue earned (Note 4)	8,492	5,662	-
Equity income from the Managed REITs	34,100	38,125	14,948
Equity earnings from other equity investments	28,292	13,103	16,044
Total income from equity investments in real estate and the Managed REITs	$62,392	$51,228	$30,992

Managed REITs

We own interests in the Managed REITs and account for these interests under the equity method because, as their advisor and through our ownership in their common stock, we do not exert control over, but we do have the ability to exercise significant influence on, the Managed REITs. We earn asset management and we earned performance revenue from the Managed REITs and have elected, in certain cases, to receive a portion of this revenue in the form of common stock of the Managed REITs rather than cash.

The following table sets forth certain information about our investments in the Managed REITs (dollars in thousands):

	% of Outstanding Shares Owned at		Carrying Amount of Investment at
Fund	December 31, 2012	December 31, 2011	December 31, 2012 (a)	December 31, 2011
CPA®:15(b)	(c)	7.7%	$-	$93,650
CPA®:16 – Global (d) (e) (f)	18.3%	17.9%	313,441	338,964
CPA®:17 – Global(g)	1.3%	0.9%	38,977	21,277
CWI	0.4%	0.5%	727	121
			$353,145	$454,012

__________

(a)         Includes asset management fees receivable, for which 128,992 shares, 84,595 shares and 9,842 shares of CPA®:17 – Global, CPA®:16 – Global and CWI, respectively, were issued during the first quarter of 2013.

(b)         Prior to the Merger, we received distributions of $5.6 million, $6.9 million and $6.2 million from this investment during 2012, 2011 and 2010, respectively.

(c)          On September 28, 2012, we acquired all the remaining interests in CPA®:15 and now consolidate this entity (Note 3).

(d)         During the year ended December 31, 2012, we recognized other-than-temporary impairment charges totaling $9.9 million on our special member interest in CPA®:16 – Global’s operating partnership to reduce the carrying value of our interest in the operating partnership to its estimated fair value (Note 9).

(e)          At December 31, 2011, our investment in CPA®:16 – Global comprised more than 20% of our total assets. Therefore, we refer to the audited financials of CPA®:16 – Global filed on February 26, 2013.

(f)           We received distributions of $39.7 million, $18.6 million and $4.1 million from this investment during 2012, 2011 and 2010, respectively.

(g)          We received distributions of $16.2 million, $10.0 million and $4.7 million from this investment during 2012, 2011 and 2010, respectively.

Notes to Consolidated Financial Statements

The following tables present preliminary combined summarized financial information for the Managed REITs. Amounts provided are expected total amounts attributable to the Managed REITs and do not represent our proportionate share (in thousands):

	December 31,
	2012	2011
Assets	$8,052,546	$9,184,111
Liabilities	(3,959,756)	(4,896,116)
Redeemable noncontrolling interests	(21,747)	(21,306)
Noncontrolling interests	(170,140)	(330,873)
Stockholders’ equity	$3,900,903	$3,935,816

	Years Ended December 31,
	2012	2011	2010
Revenues	$809,364	$789,933	$737,369
Expenses (a) (b)	(626,422)	(599,822)	(501,216)
Income from continuing operations	$182,942	$190,111	$236,153
Net income attributable to the Managed REITs (c) (d)	$123,815	$123,479	$189,155

_________

(a)         Total net expenses recognized by the Managed REITs during the year ended December 31, 2012 included $3.1 million of Merger-related expenses incurred by CPA®:15, of which our share was approximately $0.2 million.

(b)         Total net expenses recognized by the Managed REITs during the year ended December 31, 2011 included the following items related to the CPA®:14/16 Merger: (i) $78.8 million of net gains recognized by CPA®:14 in connection with selling certain properties to us, CPA®:17 – Global and third parties, of which our share was approximately $7.4 million; (ii) a net gain of $28.7 million recognized by CPA®:16 – Global in connection with the CPA®:14/16 Merger as a result of the fair value of CPA®:14 exceeding the total merger consideration, of which our share was approximately $5.0 million; (iii) $13.6 million of expenses incurred by CPA®:16 – Global related to the CPA®:14/16 Merger, of which our share was approximately $2.4 million; and (iv) a $2.8 million net loss recognized by CPA®:16 – Global in connection with the prepayment of certain non-recourse mortgages, of which our share was approximately $0.5 million.

(c)          Inclusive of impairment charges recognized by the Managed REITs totaling $25.0 million, $57.7 million and $51.4 million during the years ended December 31, 2012, 2011 and 2010, respectively, of which $6.9 million, $45.1 million and $17.4 million were included in discontinued operations, respectively. These impairment charges reduced our income earned from these investments by approximately $4.2 million, $7.8 million and $3.0 million during the years ended December 31, 2012, 2011 and 2010, respectively.

(d)         Amounts included net gains on sale of real estate recorded by the Managed REITs totaling $35.4 million, $45.4 million and $30.5 million during the years ended December 31, 2012, 2011 and 2010, respectively, of which $29.6 million, $16.7 million and $14.6 million, were reflected within discontinued operations, respectively.

Notes to Consolidated Financial Statements

Interests in Unconsolidated Real Estate Investments

We own interests in single-tenant net leased properties that are leased to corporations through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly-owned with affiliates. We account for these investments under the equity method of accounting.

The following table sets forth our ownership interests in our equity investments in real estate, excluding the Managed REITs, and their respective carrying values (dollars in thousands):

	Ownership Interest	Carrying Value at December 31,
Lessee	at December 31, 2012	2012	2011
Schuler A.G. (a) (b) (c) (d)	67%	$62,006	$19,958
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 2) (a) (c)	45%	42,387	1,062
Advanced Micro Devices (b) (e)	33%	23,667	-
The New York Times Company(f)	18%	20,584	19,647
C1000 Logistiek Vastgoed B.V. (a) (b) (e)	15%	14,929	-
Del Monte Corporation (b) (e)	50%	8,318	-
U. S. Airways Group, Inc. (b) (g)	75%	7,995	7,415
The Talaria Company (Hinckley) (e) (h)	30%	7,702	-
The Upper Deck Company (b) (e)	50%	7,198	-
Waldaschaff Automotive GmbH and Wagon Automotive Nagold GmbH (a) (e)	33%	6,323	-
Builders FirstSource, Inc. (e)	40%	5,138	-
PETsMART, Inc. (e)	30%	3,808	-
Consolidated Systems, Inc. (b)	60%	3,278	3,387
Carrefour France, SAS (a)	(i)	-	20,014
Médica – France, S.A. (a)	(j)	-	4,430
Hologic, Inc.	(i)	-	4,429
Childtime Childcare, Inc.	(i)	-	4,419
Symphony IRI Group, Inc. (k) (l) (m)	(i)	-	(24)
SaarOTEC (a) (e) (l)	50%	(116)	-
Wanbishi Archives Co. Ltd. (a) (l) (n)	3%	(736)	-
		$212,481	$84,737

__________

(a)         The carrying value of the investment is affected by the impact of fluctuations in the exchange rate of the foreign currency.

(b)         Represents a tenancy-in-common interest, under which the investment is under common control by us and our investment partner.

(c)          In connection with the Merger, we acquired an additional interest in this investment from CPA®:15.

(d)         We received distributions of $8.2 million, $2.4 million and $2.3 million from this investment during 2012, 2011 and 2010, respectively.

(e)          We acquired our interest in this investment in connection with the Merger (Note 3).

(f)           We received distributions of $3.2 million and $4.4 million from this investment during 2012 and 2011, respectively.

(g)          We received distributions of $2.4 million, $2.2 million and $2.5 million from this investment during 2012, 2011 and 2010, respectively.

(h)         This investment was sold in October 2013.

(i)             In connection with the Merger, we acquired the remaining interest in this investment from CPA®:15. Subsequent to the Merger, we consolidate this investment.

(j)            In April 2012, this jointly-owned entity sold its interests in the investment for approximately $76.5 million and recognized a net gain on sale of approximately $34.0 million. Our share of the gain was approximately $15.1 million. Amounts are based on the exchange rate of the euro on the date of sale.

(k)         In 2011, this jointly-owned entity sold one of its properties and distributed the proceeds to the entity partners. Our share of the proceeds was approximately $1.4 million, which exceeded our total investment in the entity at that time. During the first quarter of 2011, we recognized an other-than-temporary impairment charge of $0.2 million to reflect the decline in the estimated fair value of the entity’s underlying net assets in comparison with the carrying value of our interest in this investment.

Notes to Consolidated Financial Statements

(l)             At December 31, 2012, or 2011, as applicable, we intended to fund our share of the investment’s future operating deficits if the need arose. However, we had no legal obligation to pay for any of the investment’s liabilities nor did we have any legal obligation to fund operating deficits.

(m)     We received distributions of $2.6 million from this investment during 2011.

(n)         We acquired our interest in this investment in 2012 as discussed below.

The following tables present combined summarized financial information of our equity investments. Amounts provided are the total amounts attributable to the investments and do not represent our proportionate share (in thousands):

	December 31,
	2012	2011
Assets	$1,286,294	$1,026,124
Liabilities	(799,422)	(706,244)
Redeemable noncontrolling interest	(21,747)	(21,306)
Partners’/members’ equity	$465,125	$298,574

	Years Ended December 31,
	2012	2011	2010
Revenues	$108,242	$118,819	$146,214
Expenses	(64,453)	(75,992)	(79,665)
Impairment charges (b)	-	(8,602)	-
Income from continuing operations	$43,789	$34,225	$66,549
Net income attributable to equity method investees (a) (b)	$79,591	$34,225	$66,549

__________

(a)         Amount during the year ended December 31, 2012 included a net gain of approximately $34.0 million recognized by a jointly-owned entity as a result of selling its interests in the Médica investment. Our share of the gain was approximately $15.1 million.

(b)         Amount during the year ended December 31, 2011 included an impairment charge of $8.6 million incurred by a jointly-owned entity that leased property to Symphony IRI Group, Inc. in connection with a potential sale of the property, of which our share was approximately $0.4 million. The entity completed the sale in June 2011.

2012 – In December 2012, an entity in which we and CPA®:17 – Global hold 3% and 97% interests, respectively, purchased a distribution/warehouse in Japan for $52.1 million. Our share of the purchase price was approximately $1.5 million. We account for this investment under the equity method of accounting, as we do not have a controlling interest in the entity but exercise significant influence over it. In connection with this investment, the entity obtained mortgage financing on the property of $31.6 million at an annual interest rate of 2% and term of five years. Our share of the financing was approximately $0.9 million. Amounts are based on the exchange rate of the Japanese yen on the date of acquisition.

Note 8. Intangible Assets and Liabilities and Goodwill

In connection with our acquisitions of properties, we have recorded net lease intangibles which are being amortized over periods ranging from one year to 40 years. In-place lease, tenant relationship and above-market rent intangibles are included in Intangible assets and goodwill, net in the consolidated financial statements. Below-market rent intangibles are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements.

Notes to Consolidated Financial Statements

In connection with our investment activity during the year ended December 31, 2012, comprised of the Merger (Note 3) and the Walgreens acquisition (Note 5), we have recorded net lease intangibles comprised as follows (dollars in thousands):

		Initially	Measurement	As
	Weighted-Average	Reported at	Period	Revised at
	Life	September 30, 2012	Adjustments	December 31, 2012
Amortizable Intangible Assets
Lease intangibles:
In-place lease	12.9	$413,198	$5,322	$418,520
Above-market rent	11.7	284,174	790	284,964
Total intangible assets		$697,372	$6,112	$703,484

Amortizable Intangible Liabilities
Below-market rent	29.9	$(79,312)	$(1,111)	$(80,423)
Above-market ground lease	11.8	(6,896)	-	(6,896)

Unamortizable Intangible Liabilities
Below-market purchase option		(16,711)	314	(16,397)
Total intangible liabilities		$(102,919)	$(797)	$(103,716)

In connection with the Merger, we recorded goodwill of $268.7 million as a result of the Merger Consideration exceeding the fair value of the assets acquired and liabilities assumed (Note 3). The goodwill was attributed to our Real Estate Ownership reporting unit as it relates to the real estate assets we acquired. The following table presents a reconciliation of our goodwill (in thousands):

	Investment	Real Estate
	Management	Ownership	Total
Balance at January 1, 2010	$63,607	$-	$63,607
Activity	-	-	-
Balance at December 31, 2010	63,607	-	63,607
Activity	-	-	-
Balance at December 31, 2011	63,607	-	63,607
Acquisition of CPA®:15	-	268,683	268,683
Allocation of goodwill to dispositions of properties within the reporting unit (a)	-	(3,158)	(3,158)
Balance at December 31, 2012	$63,607	$265,525	$329,132

__________

(a)         Amount is included in (Loss) gain on sale of real estate within discontinued operations.

Notes to Consolidated Financial Statements

Intangible assets and liabilities and goodwill are summarized as follows (in thousands):

	December 31,
	2012			2011
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Total	Amount	Amortization	Total
Amortizable Intangible Assets
Management contracts	$32,765	$(31,283)	$1,482	$32,765	$(30,172)	$2,593
	32,765	(31,283)	1,482	32,765	(30,172)	2,593
Lease Intangibles: (a)
In-place lease	474,629	(27,351)	447,278	62,162	(17,585)	44,577
Other intangibles	8,149	(3,406)	4,743	10,968	(4,586)	6,382
Above-market rent	293,627	(13,742)	279,885	9,905	(5,082)	4,823
	776,405	(44,499)	731,906	83,035	(27,253)	55,782
Unamortizable Goodwill and Indefinite-Lived Intangible Assets
Goodwill	329,132	-	329,132	63,607	-	63,607
Trade name	3,975	-	3,975	3,975	-	3,975
	333,107	-	333,107	67,582	-	67,582
Total Intangible Assets	$1,142,277	$(75,782)	$1,066,495	$183,382	$(57,425)	$125,957

Amortizable Intangible Liabilities
Below-market rent	$(86,171)	$3,227	$(82,944)	$(6,455)	$1,482	$(4,973)
Above-market ground lease	(6,896)	103	(6,793)	-	-	-
	(93,067)	3,330	(89,737)	(6,455)	1,482	(4,973)
Unamortizable Intangible Liabilities
Below-market purchase option	(16,711)	-	(16,711)	-	-	-
Total Intangible Liabilities	$(109,778)	$3,330	$(106,448)	$(6,455)	$1,482	$(4,973)

(a)         The fair value of the below-market purchase option was equal to the residual value at the date of acquisition.

Net amortization of intangibles, including the effect of foreign currency translation, was $24.7 million, $4.0 million and $1.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization of below-market rent, above-market rent and above-market ground lease intangibles is recorded as an adjustment to Lease revenues, while amortization of in-place lease and tenant relationship intangibles is included in Depreciation and amortization.

Based on the intangible assets and liabilities recorded at December 31, 2012, scheduled annual net amortization of intangibles, which are inclusive of those properties in continuing and discontinued operations, for each of the next five years and thereafter is as follows (in thousands):

Years Ending December 31,	Total
2013	$84,274
2014	79,533
2015	72,016
2016	70,050
2017	66,667
Thereafter	271,111
Total	$643,651

Notes to Consolidated Financial Statements

Note 9. Fair Value Measurements

For fair value measurements, the fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for securities that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

The methods and assumptions described below were used to estimate the fair value of each class of financial instrument. For significant Level 3 items we have also provided the unobservable inputs along with their weighted average ranges.

Money Market Funds — Our money market funds, which are included in Cash in the consolidated financial statements, are comprised of government securities and U.S. Treasury bills. These funds were classified as Level 1 as we used quoted prices from active markets to determine their fair values.

Derivative Assets — Our derivative assets, which are included in Other assets, net in the consolidated financial statements, are comprised of foreign currency forward contracts and stock warrants that were acquired from CPA®:15 through the Merger. The foreign currency forward contracts were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in the open market. The stock warrants were measured at fair value using internal valuation models that incorporate market inputs and our own assumptions about future cash flows. We classified these assets as Level 3 because these assets are not traded in an active market.

Derivative Liabilities — Our derivative liabilities, which are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements, are comprised of interest rate swaps, a substantial amount of which were acquired from CPA®:15 through the Merger (Note 10). These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates. These derivative instruments were classified as Level 2 because they are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

Other Securities — Our other securities, which are included in Other assets, net in the consolidated financial statements, are primarily comprised of our interest in a commercial mortgage loan securitization known as the Carey Commercial Mortgage Trust (“CCMT”). We classified these assets as Level 3 because these assets are not traded in an active market. We estimated the fair value of these assets using internal valuation models that incorporate market inputs and our own assumptions about future cash flows.

Redeemable Noncontrolling Interest — We account for the noncontrolling interest in WPCI as a redeemable noncontrolling interest. We determined the valuation of the redeemable noncontrolling interest using widely accepted valuation techniques, including expected discounted cash flows of the investment as well as the income capitalization approach, which considers prevailing market capitalization rates. We classified this liability as Level 3. Unobservable inputs for WPCI include a discount for lack of marketability, a discount rate and EBITDA multiples with weighted average ranges of 20% – 30%, 22% – 26% and 3x – 5x, respectively. Significant increases or decreases in any one of these inputs in isolation would result in significant changes in the fair value measurement.

Notes to Consolidated Financial Statements

The following tables set forth our assets and liabilities that were accounted for at fair value on a recurring basis. Assets and liabilities presented below exclude assets and liabilities owned by equity investments (in thousands):

		Fair Value Measurements at December 31, 2012 Using:
		Quoted Prices in
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$231	$231	$-	$-
Derivative assets	1,745	-	25	1,720
Total	$1,976	$231	$25	$1,720

Redeemable Noncontrolling Interest and Liabilities:
Redeemable noncontrolling interest	$7,531	$-	$-	$7,531
Derivative liabilities	24,578	-	24,578	-
Total	$32,109	$-	$24,578	$7,531

		Fair Value Measurements at December 31, 2011 Using:
		Quoted Prices in
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Other securities	$233	$-	$-	$233
Money market funds	35	35	-	-
Total	$268	$35	$-	$233

Redeemable Noncontrolling Interest and Liabilities:
Redeemable noncontrolling interest	$7,700	$-	$-	$7,700
Derivative liabilities	4,175	-	4,175	-
Total	$11,875	$-	$4,175	$7,700

Notes to Consolidated Financial Statements

	Fair Value Measurements Using
	Significant Unobservable Inputs (Level 3 Only)
	Year Ended December 31, 2012				Year Ended December 31, 2011
	Assets				Assets
				Redeemable				Redeemable
	Other	Derivative	Total	Noncontrolling	Other	Derivative	Total	Noncontrolling
	Securities	Assets	Assets	Interest	Securities	Assets	Assets	Interest
Beginning balance	$233	$-	$233	$7,700	$263	$-	$263	$7,546
Total gains or losses (realized and unrealized):
Included in earnings	10	80	90	40	(20)	-	(20)	1,923
Included in other comprehensive (loss) income	(7)	-	(7)	6	(10)	-	(10)	(5)
Settlements	(236)	-	(236)	-	-	-	-	-
Acquired due to Merger	-	1,640	1,640	-	-	-	-	-
Distributions paid	-	-	-	(1,055)	-	-	-	(1,309)
Redemption value adjustment	-	-	-	840	-	-	-	(455)
Ending balance	$-	$1,720	$1,720	$7,531	$233	$-	$233	$7,700
The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$-	$80	$80	$-	$(20)	$-	$(20)	$-

We did not have any transfers into or out of Level 1, Level 2 and Level 3 measurements during the years ended December 31, 2012 and 2011. Gains and losses (realized and unrealized) included in earnings for other securities are reported in Other income and (expenses) in the consolidated financial statements.

Our other financial instruments had the following carrying values and fair values as of the dates shown (in thousands):

		December 31, 2012		December 31, 2011
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt (a)	3	$1,715,397	$1,727,985	$356,209	$361,948
Senior Credit Facility	2	253,000	253,000	233,160	233,160
Deferred acquisition fees receivable (b)	3	28,654	33,632	29,410	31,638

(a)         We determined the estimated fair value of our debt instruments using a discounted cash flow model with rates that take into account the credit of the tenants, where applicable, and interest rate risk. We also considered the value of the underlying collateral taking into account the quality of the collateral, the credit quality of the company, the time until maturity and the current market interest rate.

(b)         We determined the estimated fair value of our deferred acquisition fees based on an estimate of discounted cash flows using two significant unobservable inputs, which are the leverage adjusted unsecured spread and an illiquidity adjustment with a weighted average range of 275 – 325 bps and 50 – 100 bps, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

We estimated that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both December 31, 2012 and 2011.

Notes to Consolidated Financial Statements

Items Measured at Fair Value on a Non-Recurring Basis

We perform an assessment, when required, of the value of certain of our real estate investments. As part of that assessment, we determine the valuation of these assets using widely accepted valuation techniques, including expected discounted cash flows or an income capitalization approach, which considers prevailing market capitalization rates. We review each investment based on the highest and best use of the investment and market participation assumptions. We determined that the significant inputs used to value these investments fall within Level 3. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions that existed at the time. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change. Assets acquired and liabilities assumed in the Merger approximate fair value. The valuation methods related to the assets acquired, liabilities assumed, equity investments and noncontrolling interests associated with the Merger are discussed in Notes 2 and 3.

The following tables present information about our other assets that were measured on a fair value basis (in thousands):

	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010
	Total Fair Value	Total Impairment	Total Fair Value	Total Impairment	Total Fair Value	Total Impairment
	Measurements	Charges	Measurements	Charges	Measurements	Charges
Impairment Charges from Continuing Operations:
Real estate (a)	$-	$-	$380	$243	$-	$-
Net investments in direct financing leases (b)	-	-	-	(1,608)	3,548	1,140
Equity investments in real estate (c)	17,140	9,910	1,554	206	22,846	1,394
	17,140	9,910	1,934	(1,159)	26,394	2,534

Impairment Charges from Discontinued Operations:
Real estate (a)	39,642	12,495	42,207	11,838	11,662	14,241
Operating real estate (d)	5,002	10,467	-	-	-	-
	$61,784	$32,872	$44,141	$10,679	$38,056	$16,775

(a)         These fair value measurements were developed by third-party sources, subject to our corroboration for reasonableness.

(b)         In the fourth quarter of 2011, we recorded an out-of-period adjustment of $1.6 million (Note 2).

(c)          During the year ended December 31, 2012, we incurred an other-than-temporary impairment charge totaling $9.9 million, on our investment in the Special Member Interest to reduce its carrying value to its estimated fair value, which had declined. This investment’s fair value was obtained using an estimate of discounted cash flows using two significant unobservable inputs, which are the discount rate and the estimated general and administrative costs as a percentage of assets under management with a weighted average range of 12.75% – 15.75% and 35 bps – 45 bps, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement. The valuation was also dependent upon the estimated date of a liquidity event for CPA®:16 – Global because cash flows attributable to this investment would cease upon such event. Therefore, the fair value of this investment may decline in the future as the estimated liquidation date approaches.

(d)         During the year ended December 31, 2012, we recorded an impairment charge of $10.5 million on a hotel property to reduce its carrying value to its estimated fair value, which had declined. The fair value of the hotel property was obtained using an estimate of discounted cash flows using three significant inputs, which are capitalization rate, cash flow discount rate and residual discount rate, of 9.5%, 7.5% and 10.0%, respectively.

Notes to Consolidated Financial Statements

Note 10. Risk Management and Use of Derivative Financial Instruments

In the normal course of our ongoing business operations, we encounter economic risk. There are three main components of economic risk that impact us: interest rate risk, credit risk and market risk. We are primarily subject to interest rate risk on our interest-bearing liabilities. Credit risk is the risk of default on our operations and our tenants’ inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans, as well as changes in the value of our other securities and the shares we hold in the Managed REITs due to changes in interest rates or other market factors. In addition, we own investments in the European Union and are subject to the risks associated with changing foreign currency exchange rates.

Use of Derivative Financial Instruments

When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered, and do not plan to enter into, financial instruments for trading or speculative purposes. The primary risks related to our use of derivative instruments are that a counterparty to a hedging arrangement could default on its obligation or that the credit quality of the counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

The following table sets forth certain information regarding our derivative instruments (in thousands):

Derivatives Designated		Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
as Hedging Instruments	Balance Sheet Location	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Foreign currency contracts	Other assets, net	$-	$-	$-	$-
Interest rate cap	Other assets, net	25	-	-	-
Foreign currency contracts	Accounts payable, accrued expenses and other liabilities	-	-	(2,067)	-
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	-	-	(5,825)	(4,175)

Derivatives Not Designated
as Hedging Instruments
Stock warrants (a)	Other assets, net	1,720	-	-	-
Interest rate swaps (a)	Accounts payable, accrued expenses and other liabilities	-	-	(16,686)	-

Total derivatives		$1,745	$-	$(24,578)	$(4,175)

(a)         As described below, we acquired these instruments from CPA®:15 in the Merger.

Notes to Consolidated Financial Statements

The following table presents the impact of derivative instruments on the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized in
	Other Comprehensive Income on Derivatives (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2012	2011	2010
Interest rate swaps	$(1,059)	$(3,564)	$(45)
Interest rate cap	277	-	-
Foreign currency contracts	(1,480)	-	-
Total	$(2,262)	$(3,564)	$(45)

	Amount of Gain (Loss) Reclassified from Other Comprehensive Income
	into Income (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2012	2011	2010
Interest rate swaps	$(1,442)	$-	$-
Foreign currency contracts	(186)
Total	$(1,628)	$-	$-

		Amount of Gain (Loss) Recognized in
		Income on Derivatives
	Location of Gain (Loss)	Years Ended December 31,
Derivatives Not in Cash Flow Hedging Relationships	Recognized in Income	2012	2011	2010
Interest rate swaps	Other income and (expenses)	$429	$-	$-
Stock warrants	Other income and (expenses)	108	-	-
Total		$537	$-	$-

See below for information on our purposes for entering into derivative instruments and for information on derivative instruments owned by unconsolidated entities, which are excluded from the tables above.

Interest Rate Swaps and Caps

We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

Notes to Consolidated Financial Statements

The interest rate swaps that we had outstanding on our consolidated subsidiaries at December 31, 2012 were designated as cash flow hedges and are summarized as follows (currency in thousands):

		Notional	Effective	Effective	Expiration	Fair Value at
Description	Type	Amount	Interest Rate	Date	Date	December 31, 2012 (a)
3-Month Euro Interbank Offering Rate (“Euribor”)	Interest rate cap	€69,457	2.0%	12/2012	12/2014	$25
3-Month Euribor	“Pay-fixed” swap	€6,286	4.2%	3/2008	3/2018	(1,392)
1-Month LIBOR	“Pay-fixed” swap	$33,631	3.0%	7/2010	7/2020	(3,624)
1-Month LIBOR	“Pay-fixed” swap	$25,714	3.9%	8/2012	8/2022	(403)
1-Month LIBOR	“Pay-fixed” swap	$6,905	4.4%	6/2012	3/2022	(122)
1-Month LIBOR	“Pay-fixed” swap	$4,414	3.0%	4/2010	4/2015	(247)
1-Month LIBOR	“Pay-fixed” swap	$3,500	3.7%	12/2012	2/2019	(37)
						$(5,800)

(a)         Amounts are based on the applicable exchange rate of the euro at December 31, 2012.

The interest rate swaps that we had outstanding on our consolidated subsidiaries at December 31, 2012 were not designated as hedging and are summarized as follows (currency in thousands):

		Notional	Effective	Effective	Expiration	Fair Value at
Description (a) (c)	Type	Amount	Interest Rate	Date	Date	December 31, 2012 (b)
3-Month Euribor	“Pay-fixed” swap	€100,000	3.7%	7/2006	7/2016	$(15,462)
3-Month Euribor	“Pay-fixed” swap	€15,970	0.9%	4/2012	7/2013	(86)
3-Month Euribor	“Pay-fixed” swap	€6,975	4.4%	4/2008	10/2015	(523)
3-Month Euribor	“Pay-fixed” swap	€5,479	4.3%	4/2007	7/2016	(615)
						$(16,686)

(a)         These interest rate swaps were acquired from CPA®:15 in the Merger. They do not qualify for hedge accounting; however, they do protect against fluctuations in interest rates related to the variable-rate debt we acquired in the Merger.

(b)         Amounts are based on the applicable exchange rate of the euro at December 31, 2012.

(c)          Notional and fair value amounts include, on a combined basis, portions attributable to noncontrolling interests totaling $33.7 million and $(4.2) million, respectively.

The interest rate caps that our unconsolidated jointly-owned investments had outstanding at December 31, 2012 were designated as cash flow hedges and are summarized as follows (currency in thousands):

	Ownership
	Interest at		Notional			Effective	Expiration	Fair Value at
Description	December 31, 2012	Type	Amount	Cap Rate	Spread	Date	Date	December 31, 2012
3-Month LIBOR (a)	17.8%	Interest rate cap	$119,185	4.0%	4.8%	8/2009	8/2014	$1
1-Month LIBOR (b)	79.0%	Interest rate cap	17,275	3.0%	4.0%	9/2009	4/2014	-
								$1

(a)         The applicable interest rate of the related loan was 2.9% at December 31, 2012; therefore, the interest rate cap was not being utilized at that date.

(b)         The applicable interest rate of the related loan was 4.2% at December 31, 2012; therefore, the interest rate cap was not being utilized at that date. The fair value for this interest rate cap was less than $0.1 million at December 31, 2012.

Foreign Currency Contracts

We are exposed to foreign currency exchange rate movements. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender and the tenant’s rental obligation to us in the same currency. This reduces our overall

Notes to Consolidated Financial Statements

exposure to the actual equity that we have invested and the equity portion of our cash flow. However, we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We may also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency forward contracts. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. By entering into forward contracts, we are locked into a future currency exchange rate for the term of the contract. These instruments guarantee that the exchange rate will not fluctuate beyond the range of the options’ strike prices.

The following table presents the foreign currency derivative contracts we had outstanding at December 31, 2012 which were designated as cash flow hedges (currency in thousands, except strike price):

	Notional	Strike	Effective	Expiration	Fair Value at
Type	Amount	Price	Date	Date	December 31, 2012 (a)
Foreign currency forward contracts	€50,648	$1.27 - 1.30	5/2012	3/2013 - 6/2017	$(2,051)
Foreign currency forward contracts	€8,700	$1.34 - 1.35	12/2012	9/2017 - 3/2018	(16)
					$(2,067)

__________

(a)         Amounts are based on the applicable exchange rate of the euro at December 31, 2012.

Stock Warrants

In connection with the Merger, we acquired warrants from CPA®:15, which were granted by Hellweg to CPA®:15 in connection with structuring the initial lease transaction, for a total cost of $1.6 million, which was the fair value of the warrants on the date of acquisition. These warrants give us participation rights to any distributions made by Hellweg 2. In addition, we are entitled to a cash distribution that equals a certain percentage of the liquidity event price of Hellweg 2, should a liquidity event occur. Because these warrants are readily convertible to cash and provide for net cash settlement upon conversion, we account for them as derivative instruments. At December 31, 2012, these warrants had a fair value of $1.7 million.

Other

Amounts reported in Other comprehensive income related to interest rate swaps will be reclassified to interest expense as interest payments are made on our variable-rate debt. Amounts reported in Other comprehensive income related to foreign currency contracts will be reclassified to Other income and (expenses) when the hedged foreign currency proceeds from foreign operations are repatriated to the U.S. At December 31, 2012, we estimate that an additional $1.9 million will be reclassified as interest expense during the next 12 months related to our interest rate swaps.

We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of collateral received, if any. No collateral was received as of December 31, 2012. At December 31, 2012, our total credit exposure and the maximum exposure to any single counterparty was less than $0.1 million, inclusive of noncontrolling interest.

Some of the agreements we have with our derivative counterparties contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on certain of our indebtedness. At December 31, 2012, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $25.7 million, which included accrued interest but excluded any adjustment for nonperformance risk. If we had breached any of these provisions at December 31, 2012, we could have been required to settle our obligations under these agreements at their aggregate termination value of $27.3 million.

Portfolio Concentration Risk

Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10%, based on the percentage of our annualized contractual minimum base rent for the fourth quarter of 2012, in certain

Notes to Consolidated Financial Statements

areas, as shown in the table below. The percentages in the table below represent our directly-owned real estate properties and do not include our pro rata share of equity investments.

December 31, 2012
Region:
California	10%
Other U.S.	62%
Total U.S	72%
Total Europe	28%
Total	100%

Asset Type:
Office	29%
Industrial	19%
Warehouse/Distribution	15%
Retail	14%
Self storage	10%
All others	13%
Total	100%

Tenant Industry:
Retail	20%
All other	80%
100%

Except for our investment in CPA®:16 – Global, there were no significant concentrations, individually or in the aggregate, related to our unconsolidated jointly-owned investments. At December 31, 2012, we owned approximately 18.3% of CPA®:16 – Global, which had total assets at that date of approximately $3.4 billion consisting of a portfolio comprised of two hotel properties and full or partial ownership interests in 498 properties substantially all of which were triple-net leased to 144 tenants, and has certain concentrations within its portfolio, which are outlined in its periodic filings.

Note 11. Impairment Charges

The following table summarizes impairment charges recognized on our consolidated and unconsolidated real estate investments for all periods presented (in thousands):

	Years Ended December 31,
	2012	2011	2010
Real estate	$-	$243	$-
Net investments in direct financing leases	-	(1,608)	1,140
Total impairment charges included in expenses	-	(1,365)	1,140
Equity investments in real estate (a)	9,910	206	1,394
Total impairment charges included in continuing operations	9,910	(1,159)	2,534
Impairment charges included in discontinued operations	22,962	11,838	14,241
Total impairment charges	$32,872	$10,679	$16,775

__________

(a)         Impairment charges on our equity investments in real estate are included in Income from equity investments in real estate and the Managed REITs within the consolidated financial statements.

Real Estate

During the year ended December 31, 2011, we recognized an impairment charge of $0.2 million on a domestic property. This impairment was the result of writing down the property’s carrying value to its estimated fair value in connection with the tenant vacating the property.

Notes to Consolidated Financial Statements

Direct Financing Leases

In connection with our annual review of the estimated residual values on our properties classified as net investments in direct financing leases, we determined that an other-than-temporary decline in estimated residual value had occurred at various properties due to market conditions. The changes in estimates resulted in the recognition of impairment charges totaling $1.1 million in 2010. In the fourth quarter of 2011, we recorded an out-of-period adjustment of $1.6 million (Note 2).

Equity Investments in Real Estate

During the year ended December 31, 2012, we recognized an other-than-temporary impairment charge of $9.9 million on our Special Member Interest in CPA®:16 – Global’s operating partnership to reduce the carrying value of our interest in the operating partnership to its estimated fair value (Note 9). During the year ended December 31, 2011, we recognized an other-than-temporary impairment charge of $0.2 million on a jointly-held real estate investment as a result of the sale of the property. In connection with our annual review of the fair value of our equity investments, we recognized an other-than-temporary impairment charge of $1.4 million during the year ended December 31, 2010 to reflect the decline in the estimated fair value of the investment’s underlying net assets in comparison with the carrying value of our interest in the investment.

Properties Sold or Held for Sale

During the years ended December 31, 2012, 2011 and 2010, we recognized impairment charges on properties sold or held for sale totaling $23.0 million, $11.8 million, and $14.2 million, respectively. These impairment charges, which are included in discontinued operations, were the result of reducing these properties’ carrying values to their estimated fair values (Note 17) in connection with and prior to anticipated sales.

Note 12. Debt

Senior Credit Facility

In February 2012, we amended and restated our existing credit agreement (the “Amended and Restated Credit Agreement”) to increase the maximum aggregate principal amount from $450.0 million to $625.0 million, which is comprised of a $450.0 million unsecured revolving credit facility (the “Revolver”) and a $175.0 million term loan facility (the “Term Loan Facility” and, together with the Revolver, the “Senior Credit Facility.”) The Term Loan Facility was available in a single draw for use solely to finance the cash portion of the Merger Consideration and transaction costs and expenses. We drew down the full amount of the Term Loan Facility on September 28, 2012 in connection with the closing of the Merger. The Senior Credit Facility matures in December 2014, but may be extended by one year at our option, subject to the conditions provided in the Amended and Restated Credit Agreement. At our election, the principal amount available under the Senior Credit Facility may be increased by up to an additional $125.0 million, subject to the conditions provided in the Amended and Restated Credit Agreement. The Senior Credit Facility also permits (i) up to $150.0 million to be borrowed in certain currencies other than the U.S. dollar, (ii) swing line loans of up to $35.0 million, and (iii) the issuance of letters of credit in an aggregate amount not to exceed $50.0 million.

The Senior Credit Facility provides for an annual interest rate, at our election, of either (i) the Eurocurrency Rate or (ii) the Base Rate, in each case plus the Applicable Rate (each as defined in the Amended and Restated Credit Agreement). Prior to us obtaining an Investment Grade Debt Rating (as defined in the Amended and Restated Credit Agreement), the Applicable Rate on Eurocurrency Rate loans and letters of credit ranges from 1.75% to 2.50% (based on LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.75% to 1.50% (based on the “prime rate”, defined in the Amended and Restated Credit Agreement as a rate of interest set by the Bank of America based upon various factors including Bank of America’s costs and desired returns). After an Investment Grade Debt Rating has been obtained, the Applicable Rate on Eurocurrency Rate loans and letters of credit ranges from 1.10% to 2.00% (based on LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.10% to 1.00% (based on the “prime rate”). Swing line loans will bear interest at the Base Rate plus the Applicable Rate then in effect. In addition, prior to obtaining an Investment Grade Debt Rating, we pay a quarterly fee ranging from 0.3% to 0.4% of the unused portion of the line of credit, depending on our leverage ratio. After an Investment Grade Debt Rating has been obtained, we will pay a facility fee ranging from 0.2% to 0.4% of the total commitment. In connection with the amendments of the credit agreement, we incurred costs of $7.0 million, which are being amortized over the remaining term of the facility.

Availability under the Senior Credit Facility is dependent upon a number of factors, including the Unencumbered Property NOI, the Unencumbered Management EBITDA and the Total Unsecured Outstanding Indebtedness (each as defined in the Amended and Restated Credit Agreement). At December 31, 2012, availability under the Senior Credit Facility was $625.0 million, of which we had drawn $253.0 million, including $175.0 million under the Term Loan which we used to pay for the cash portion of the Merger

Notes to Consolidated Financial Statements

Consideration (Note 3). At December 31, 2012, we paid interest on the Senior Credit Facility at an annual interest rate consisting of LIBOR plus 2.00%. In addition, as of December 31, 2012, our lenders had issued letters of credit totaling $5.4 million on our behalf in connection with certain contractual obligations, which reduce amounts that may be drawn under the Revolver. The Revolver is currently expected to be utilized primarily for potential new investments; repayment of existing debt and general corporate purposes as well as for repurchases of our common stock from the Estate Shareholders (Note 4).

We are required to ensure that the total Restricted Payments (as defined in the Amended and Restated Credit Agreement) made in the current quarter, when added to the total for the three preceding fiscal quarters, does not exceed the greater of (i) 95% of Adjusted Funds from Operations (as defined in the Amended and Restated Credit Agreement) and (ii) the amount of Restricted Payments required in order for us to maintain our REIT status. Restricted Payments include quarterly dividends and the total amount of shares repurchased by us, if any, in excess of $50.0 million per year. In addition to placing limitations on dividend distributions and share repurchases, the Amended and Restated Credit Agreement stipulates certain financial covenants. We were in compliance with all of these covenants at December 31, 2012.

Non-Recourse Debt

Non-recourse debt consists of mortgage notes payable, which are collateralized by the assignment of real property, and direct financing leases, with an aggregate carrying value of approximately $2.0 billion at December 31, 2012. Our mortgage notes payable had fixed annual interest rates ranging from 2.7% to 10.0% and variable effective annual interest rates ranging from 1.2% to 7.6% with maturity dates ranging from 2013 to 2026 at December 31, 2012.

2012 — In connection with the Merger (Note 3), we assumed property level debt comprised of 9 variable-rate and 58 fixed-rate non-recourse mortgage loans with fair values totaling $295.2 million and $1.1 billion, respectively, on the acquisition date and recorded an aggregate net fair market value adjustment of $14.8 million at that date. The fair market value adjustment will be amortized to interest expense over the remaining lives of the related loans using the effective interest rate method. These fixed-rate and variable-rate mortgages had weighted-average annual interest rates of 5.08% and 5.03%, respectively. The weighted-average annual interest rate for the variable-rate mortgages was calculated using the applicable interest rates on the date of the Merger.

During the year ended December 31, 2012, we refinanced four maturing non-recourse mortgages totaling $21.2 million with new financing totaling $23.8 million. These mortgage loans have a weighted-average annual interest rate and term of 4.2% and 11.5 years, respectively.

2011 — In connection with our acquisition of three properties from CPA®:14 in May 2011 as part of the CPA®:14 Asset Sales (Note 4), we assumed two non-recourse mortgage loans with an aggregate fair value of $87.6 million (and a carrying value of $88.7 million) on the date of acquisition and recorded a net fair market value adjustment of $1.1 million. The fair market value adjustment will be amortized to interest expense over the remaining lives of the loans. These mortgage loans have a weighted-average annual fixed interest rate and remaining term of 5.8% and 8.3 years, respectively.

During the year ended December 31, 2011, we refinanced two maturing non-recourse mortgage loans totaling $10.5 million with new financing totaling $11.9 million and obtained new financing on two unencumbered properties totalling $29.0 million. These mortgage loans have a weighted-average annual interest rate and term of 5.1% and 10.4 years, respectively. Additionally, during the year ended December 31, 2011, the Carey Storage borrowed a total of $4.6 million, inclusive of amounts attributable to the third-party’s interest of $2.8 million, with a weighted-average annual interest rate and term of 6.7% and 8.2 years, respectively.

2010 — In connection with an acquisition in February 2010, we obtained non-recourse mortgage financing of $35.0 million at an annual interest rate of LIBOR plus 2.5% that has been fixed at 5.5% through the use of an interest rate swap. This financing has a term of 10 years.

In connection with their acquisitions in 2010, the Carey Storage and an entity 100% owned by Carey Storage obtained new non-recourse mortgage financing and assumed existing mortgage loans from the sellers totaling $17.1 million, inclusive of amounts attributable to the Investor’s interest of $8.2 million. The mortgage loans have a weighted-average annual fixed interest rate and term of 6.3% and 8.5 years, respectively.

Notes to Consolidated Financial Statements

Scheduled Debt Principal Payments

Scheduled debt principal payments for each of the next five calendar years following December 31, 2012, and thereafter are as follows (in thousands):

Years Ending December 31,	Total (a)
2013	$174,648
2014 (b)	631,345
2015	240,681
2016	87,223
2017	125,999
Thereafter through 2037	725,257
1,985,153
Unamortized discount	(16,756)
Total	$1,968,397

__________

(a)         Certain amounts are based on the applicable foreign currency exchange rate at December 31, 2012.

(b)         Includes $78.0 million outstanding under our Revolver and $175.0 million outstanding under our Term Loan Facility at December 31, 2012, each of which is scheduled to mature in 2014 unless extended pursuant to its terms.

Note 13. Commitments and Contingencies

At December 31, 2012, we were not involved in any material litigation.

For a description of an agreement that we entered into regarding repurchases of our common stock from the Estate Shareholders, see Note 4.

Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

Note 14. Equity

Distributions

Distributions paid to stockholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. The following table presents distributions per share, declared and paid in October 2012, reported for federal tax purposes and serves as a designation of capital gain distributions, if applicable, pursuant to Internal Revenue Code Section 857(b)(3)(C) and Treasury Regulation § 1.857-6(e):

Distributions Paid on
October 16, 2012
Ordinary income	$0.6228
Return of capital	0.0272
Total distributions	$0.6500

We declared a quarterly distribution of $0.6600 per share in December 2012, which was paid in January 2013 to stockholders of record at December 31, 2012; and a quarterly distribution of $0.5630 per share in December 2011, which was paid in January 2012 to stockholders of record at December 31, 2011.

Redeemable Noncontrolling Interest

On June 30, 2003, WPCI granted an incentive award to two officers of WPCI consisting of 1,500,000 restricted units, representing an approximate 13% interest in WPCI, and 1,500,000 options for WPCI units with a combined fair value of $2.5 million at that date. Both the options and restricted units vested ratably over five years, with full vesting occurring December 31, 2007. During 2008, the

Notes to Consolidated Financial Statements

officers exercised all of their 1,500,000 options to purchase 1,500,000 units of WPCI at $1.00 per unit. Upon the exercise of the WPCI options, the officers had a total interest of approximately 23% in WPCI. The terms of the vested restricted units and units received in connection with the exercise of options of WPCI by noncontrolling interest holders provided that the units could be redeemed, commencing December 31, 2012 and thereafter, solely in exchange for our shares and that any redemption would be subject to a third-party valuation of WPCI.

In December 2009, one of those officers resigned from W. P. Carey, WPCI and all affiliated entities pursuant to a mutually agreed separation. In October 2012, the remaining officer’s employment with W. P. Carey, WPCI and all affiliated entities was terminated. At December 31, 2012, this former employee has a total interest of approximately 7.7% in each of WPCI and the related entities. We account for the noncontrolling interest in WPCI held by this former employee as a redeemable noncontrolling interest, as we have an obligation to repurchase the interest from that individual, at his election and subject to certain conditions. The individual’s interest is reflected at estimated redemption value for all periods presented.

The following table presents a reconciliation of redeemable noncontrolling interest (in thousands):

	Years Ended December 31,
	2012	2011	2010
Beginning balance	$7,700	$7,546	$7,692
Redemption value adjustment	840	(455)	(471)
Net income	40	1,923	1,293
Distributions	(1,055)	(1,309)	(956)
Change in other comprehensive (loss) income	6	(5)	(12)
Ending balance	$7,531	$7,700	$7,546

Transfers to Noncontrolling Interest

The following table presents a reconciliation of the effect of transfers in noncontrolling interest (in thousands):

	Years Ended December 31,
	2012	2011	2010
Net income attributable to W. P. Carey	$62,132	$139,079	$73,972
Transfers to noncontrolling interest
Decrease in W. P. Carey’s additional paid-in capital for purchase of 50 Rock	(154)	-	-
Decrease in W. P. Carey’s additional paid-in capital for purchase of CheckFree Holdings, Inc.	-	(5,879)	-
Net transfers to noncontrolling interest	(154)	(5,879)	-
Change from net income attributable to W. P. Carey and transfers to noncontrolling interest	$61,978	$133,200	$73,972

Accumulated Other Comprehensive Loss

The following table presents the components of accumulated other comprehensive loss reflected in equity, net of tax. Amounts include our proportionate share of other comprehensive income or loss from our unconsolidated investments (in thousands):

	December 31,
	2012	2011
Unrealized gain on marketable securities	$31	$37
Unrealized loss on derivative instruments	(6,029)	(5,246)
Foreign currency translation adjustment	1,349	(3,298)
Accumulated other comprehensive loss	$(4,649)	$(8,507)

Notes to Consolidated Financial Statements

Earnings Per Share

To determine earnings per share, all unvested share-based payment awards that contain non-forfeitable rights to distributions are considered to be participating securities and therefore are included in the computation of earnings per share under the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common shares and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Our unvested RSUs contain rights to receive non-forfeitable distribution equivalents, and therefore we apply the two-class method of computing earnings per share. The calculation of earnings per share below excludes the income attributable to the unvested RSUs from the numerator. The following table summarizes basic and diluted earnings per share for the periods indicated (in thousands, except share amounts):

	Years Ended December 31,
	2012	2011	2010
Net income attributable to W. P. Carey	$62,132	$139,079	$73,972
Allocation of earnings to participating unvested RSUs	(535)	(2,130)	(440)
Net income – basic	61,597	136,949	73,532
Income effect of dilutive securities, net of taxes	23	1,076	724
Net income – diluted	$61,620	$138,025	$74,256

Weighted average shares outstanding – basic	47,389,460	39,819,475	39,514,746
Effect of dilutive securities	689,014	278,620	493,148
Weighted average shares outstanding – diluted	48,078,474	40,098,095	40,007,894

Securities included in our diluted earnings per share determination consist of stock options and restricted stock awards. Securities totaling 207,258 shares and 247,750 shares for the years ended December 31, 2011 and 2010, respectively, were excluded from the earnings per share computations above as their effect would have been anti-dilutive. For information on long-term incentive plan awards issued to key employees subsequent to December 31, 2012 that could have a dilutive impact on our earnings per share calculation, please see Note 20.

Sale of Common Shares

On October 19, 2012, we entered into an agreement to sell 937,500 shares of our common stock to an institutional investor, which were issued pursuant to our existing shelf registration statement. The shares were issued in a privately negotiated transaction at a purchase price of $48.00 per share. The proceeds to us from the sale of these shares were $45.0 million. We delivered the shares to the institutional investor on October 19, 2012.

Note 15. Stock-Based and Other Compensation

Stock-Based Compensation

At December 31, 2012, we maintained several stock-based compensation plans as described below. The total compensation expense (net of forfeitures) for awards issued under these plans was $26.2 million, $17.8 million and $7.4 million for the years ended December 31, 2012, 2011 and 2010, respectively, all of which are included in General and administrative expenses in the consolidated financial instruments. As compared to the prior year, stock-based compensation expense for the year ended December 31, 2012 increased by $8.1 million due to awards issued during 2012 with higher fair values as a result of the increase in our stock price between the two years. In addition, 2012 included an additional $2.8 million of compensation expense as a result of our revision of the expected vesting of PSUs granted during 2009 and 2010 and a reduction related to our revision in our expected forfeitures of $2.5 million. The tax benefit recognized by us related to these awards totaled $16.2 million, $7.8 million and $3.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

In connection with the Merger in September 2012, we adopted and assumed all of the stock-based compensation plans of our predecessor and all of its obligations thereunder. There has been no significant activity or changes to the terms and conditions of any of our stock-based compensation plans or arrangements during 2012, other than as described below.

Notes to Consolidated Financial Statements

2009 Incentive Plan and 1997 Incentive Plans

We maintain the 1997 Share Incentive Plan (as amended, the “1997 Incentive Plan”), which authorized the issuance of up to 6,200,000 shares of our common stock. In June 2009, our shareholders approved the 2009 Share Incentive Plan (the “2009 Incentive Plan”) to replace the 1997 Incentive Plan, except with respect to outstanding contractual obligations under the 1997 Incentive Plan, so that no further awards can be made under that plan. The 2009 Incentive Plan authorizes the issuance of up to 3,600,000 shares of our common stock, of which 1,959,996 remain available for issuance of RSUs and PSUs at December 31, 2012. The 1997 Incentive Plan provided for the grant of (i) share options, which may or may not qualify as incentive stock options under the Code, (ii) performance shares or PSUs, (iii) dividend equivalent rights and (iv) restricted shares or RSUs. The 2009 Incentive Plan provides for the grant of (i) share options, (ii) restricted shares or RSUs, (iii) performance shares or PSUs, and (iv) dividend equivalent rights. The vesting of grants under both plans is accelerated upon a change in our control and under certain other conditions.

In December 2007, the Compensation Committee approved the long-term incentive plan (“LTIP”) and terminated further contributions to the Partnership Equity Unit Plan described below. The following table presents LTIP awards granted in the past three years:

	2009 Incentive Plan
Fiscal Year	RSUs Awarded	PSUs Awarded
2010	140,050	159,250
2011(a)	524,550	291,600
2012(b)	259,400	314,400

__________

(a)         Includes 340,000 RSUs and 100,000 PSUs issued in connection with entering into employment agreements with certain employees, and excludes 20,000 PSUs for which the terms and conditions were not determined at the time of grant.

(b)         Includes 78,000 RSUs and 142,000 PSUs issued in connection with entering into employment agreements with certain employees, and excludes 20,000 PSUs for which the terms and conditions were not determined at the time of grant. Also includes 10,000 PSUs awarded related to 2011 awards for which the previously undetermined terms and conditions of the grant were finalized in 2012.

As a result of issuing the LTIP awards, we currently expect to recognize compensation expense totaling approximately $33.6 million over the vesting period. We have previously recognized compensation expense of $24.8 million, $15.7 million and $5.7 million during 2012, 2011 and 2010, respectively, related to these awards.

2009 Non-Employee Directors Incentive Plan and 1997 Non-Employee Directors’ Plan

We maintain the 1997 Non-Employee Directors’ Plan (the “1997 Directors’ Plan”), which authorized the issuance of up to 300,000 shares of our Common Stock. In June 2007, the 1997 Director’s Plan, which had been due to expire in October 2007, was extended through October 2017. In June 2009, our shareholders approved the 2009 Non-Employee Directors’ Incentive Plan (the “2009 Directors’ Plan”) to replace the 1997 Directors’ Plan, except with respect to outstanding contractual obligations under the predecessor plan, so that no further awards can be made under that plan. The 1997 Directors’ Plan provided for the grant of (i) share options, which may or may not qualify as incentive stock options, (ii) performance shares, (iii) dividend equivalent rights and (iv) restricted shares. The 2009 Directors’ Plan authorizes the issuance of 325,000 shares of our common stock in the aggregate and initially provided for the automatic annual grant of RSUs with a total value of $50,000 to each director. In January 2011, the Compensation Committee approved an increase in the value of the annual grant to $70,000 per director, effective as of July 1, 2011. In the discretion of our board of directors, the awards may also be in the form of share options or restricted shares, or any combination of the permitted awards. At December 31, 2012, there were 245,075 shares which remained available for issuance of RSUs under this plan.

Employee Share Purchase Plan

We sponsor an ESPP pursuant to which eligible employees may contribute up to 10% of compensation, subject to certain limits, to purchase our common stock. Employees can purchase stock semi-annually at a price equal to 85% of the fair market value at certain plan defined dates. Compensation expense under this plan for the years ended December 31, 2012, 2011 and 2010 was $0.6 million, $0.6 million and $0.2 million, respectively.

Partnership Equity Unit Plan

During 2003, we adopted a non-qualified deferred compensation plan (the “Partnership Equity Plan”, or “PEP”) under which a portion of any participating officer’s cash compensation in excess of designated amounts was deferred and the officer was awarded

Notes to Consolidated Financial Statements

Partnership Equity Plan Units (“PEP Units”). The value of each PEP Unit was intended to correspond to the value of a share of the CPA® REIT designated at the time of such award. During 2005, further contributions to the initial PEP were terminated and it was succeeded by a second PEP. As amended, payment under these plans will occur at the earlier of December 16, 2013 (in the case of the initial PEP) or twelve years from the date of award. The award is fully vested upon grant. Each of the PEPs is a deferred compensation plan and is therefore considered to be outside the scope of current accounting guidance for stock-based compensation and subject to liability award accounting. The value of each PEP Unit will be adjusted to reflect the underlying appraised value of the designated CPA® REIT. Additionally, each PEP Unit will be entitled to distributions equal to the distribution rate of the CPA® REIT. All issuances of PEP Units, changes in the fair value of PEP Units and distributions paid are included in our compensation expense. As a result of the Merger, the remaining holders of the PEP Units issued under the initial PEP will be paid, in cash, on December 16, 2013 in amounts equal to the per share Merger consideration received by CPA®:15 stockholders.

The plans are carried at fair value each quarter and are subject to changes in the fair value of the PEP units. Further contributions to the second PEP were terminated at December 31, 2007; however, this termination did not affect any awardees’ rights pursuant to awards granted under this plan. In December 2008, participants in the PEPs were required to make an election to either (i) remain in the PEPs, (ii) receive cash for their PEP Units (available to former employees only) or (iii) convert their PEP Units to fully vested RSUs (available to current employees only) to be issued under the 1997 Incentive Plan on June 15, 2009. Substantially all of the PEP participants elected to receive cash or convert their existing PEP Units to RSUs. In January 2009, we paid $2.0 million in cash to former employee participants who elected to receive cash for their PEP Units. As a result of the election to convert PEP Units to RSUs, we derecognized $9.3 million of our existing PEP liability and recorded a deferred compensation obligation within W. P. Carey members’ equity in the same amount during the second quarter of 2009. The PEP participants that elected RSUs received a total of 356,416 RSUs, which was equal to the total value of their PEP Units divided by the closing price of our common stock on June 15, 2009. The PEP participants electing to receive RSUs were required to defer receipt of the underlying shares of our common stock for a minimum of two years. While employed by us, these participants are entitled to receive dividend equivalents equal to the amount of dividends paid on the underlying common stock during the deferral period. At December 31, 2012, we are obligated to issue 53,743 shares of our common stock underlying these RSUs, which is recorded within W. P. Carey members’ equity as a Deferred compensation obligation of $1.4 million. The remaining PEP liability pertaining to participants who elected to remain in the plans was $0.7 million at December 31, 2012.

Stock Options

Option activity and changes for all periods presented were as follows:

	Year Ended December 31, 2012
			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Shares	Exercise Price	Term (in Years)	Intrinsic Value
Outstanding at beginning of year	1,208,041	$28.73	-	-
Exercised	(410,331)	25.94	-	-
Forfeited / Expired	(3,500)	24.93	-	-
Outstanding at end of year	794,210	$30.32	3.19	$17,335,637
Vested and expected to vest at end of year	746,689	$30.26	3.18	$16,346,539
Exercisable at end of year	623,218	$30.22	2.99	$13,669,784

Notes to Consolidated Financial Statements

	Years Ended December 31,
	2011			2010
			Weighted			Weighted
			Average			Average
			Remaining			Remaining
		Weighted	Contractual		Weighted	Contractual
		Average	Term		Average	Term
	Shares	Exercise Price	(in Years)	Shares	Exercise Price	(in Years)
Outstanding at beginning of year	1,699,701	$28.57		2,255,604	$27.55
Exercised	(449,660)	27.71		(399,507)	22.26
Forfeited / Expired	(42,000)	32.85		(156,396)	30.24
Outstanding at end of year	1,208,041	$28.73	3.29	1,699,701	$28.57	4.26
Exercisable at end of year	959,779	$28.36		1,231,683	$27.86

Options granted under the 1997 Incentive Plan generally have a 10-year term and generally vest in four equal annual installments. Options granted under the 1997 Directors’ Plan have a 10-year term and vest generally over three years from the date of grant. We have not issued option awards since 2008. The total intrinsic value of options exercised during the years ended December 31, 2012, 2011 and 2010 was $9.3 million, $4.6 million and $2.8 million, respectively.

At December 31, 2012, all of our options were fully vested; however certain options had exercise limitations.

We have the ability and intent to issue shares upon stock option exercises. Historically, we have issued authorized but unissued common stock to satisfy such exercises. Cash received from stock option exercises and purchases under the ESPP during the years ended December 31, 2012, 2011 and 2010 was $6.8 million, $1.2 million and $3.7 million, respectively.

Restricted and Conditional Awards

Nonvested restricted stock, RSUs and PSUs at December 31, 2012 and changes during the years ended December 31, 2012 and 2011 were as follows:

	Restricted Stock and RSU Awards		PSU Awards
		Weighted Average		Weighted Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Nonvested at January 1, 2010	381,878	$28.87	170,375	$32.33
Granted	156,682	28.34	159,250	36.16
Vested (a)	(175,225)	28.58	-	-
Forfeited	(99,515)	29.75	(65,725)	36.26
Adjustment (b)	-	-	(19,906)	28.49
Nonvested at December 31, 2010	263,820	28.42	243,994	36.18
Granted	541,890	34.65	291,600	46.66
Vested (a)	(162,437)	30.48	(48,925)	39.78
Forfeited	(18,480)	29.32	(14,055)	42.14
Adjustment (b)	-	-	200,814	22.65
Nonvested at December 31, 2011	624,793	33.26	673,428	36.30
Granted	274,420	41.41	314,400	42.28
Vested (a)	(268,683)	32.56	(235,189)	23.66
Forfeited	(36,336)	36.33	(49,494)	33.96
Adjustment (b)	-	-	296,368	26.01
Nonvested at December 31, 2012	594,194	$37.15	999,513	$34.55

__________

(a)         The total fair value of shares vested during the years ended December 31, 2012, 2011 and 2010 was $14.3 million, $6.9 million and $5.0 million, respectively.

Notes to Consolidated Financial Statements

(b)         Vesting and payment of the PSUs is conditional on certain company and market performance goals being met during the relevant three-year performance period. The ultimate number of PSUs to be vested will depend on the extent to which the performance goals are met and can range from zero to three times the original awards. Pursuant to a review of our current and expected performance versus the performance goals, we revised our estimate of the ultimate number of certain of the PSUs to be vested. As a result, we recorded adjustments in 2012, 2011 and 2010 to reflect the number of shares expected to be issued when the PSUs vest.

At the end of each reporting period, we evaluate the ultimate number of PSUs we expect to vest based upon the extent to which we have met and expect to meet the performance goals and where appropriate revise our estimate and associated expense. We do not adjust the associated expense for revision on PSUs expected to vest based on market performance. Upon vesting, the RSUs and PSUs may be converted into shares of our common stock. Both the RSUs and PSUs carry dividend equivalent rights. Dividend equivalent rights on RSUs are paid in cash on a quarterly basis whereas dividend equivalent rights on PSUs accrue during the performance period and may be converted into additional shares of common stock at the conclusion of the performance period to the extent the PSUs vest. Dividend equivalent rights are accounted for as a reduction to retained earnings to the extent that the awards are expected to vest. For awards that are not expected to vest or do not ultimately vest, dividend equivalent rights are accounted for as additional compensation expense.

Other Compensation

Profit-Sharing Plan

We sponsor a qualified profit-sharing plan and trust that generally permits all employees, as defined by the plan, to make pre-tax contributions into the plan. We are under no obligation to contribute to the plan and the amount of any contribution is determined by and at the discretion of our board of directors. Our board of directors can authorize contributions to a maximum of 15% of an eligible participant’s compensation, limited to less than $0.1 million annually per participant. For the years ended December 31, 2012, 2011 and 2010, amounts expensed for contributions to the trust were $4.4 million, $3.8 million and $3.3 million, respectively, which were included in General and administrative expenses in the accompanying consolidated financial statements. The profit-sharing plan is a deferred compensation plan and is therefore considered to be outside the scope of current accounting guidance for stock-based compensation.

Other

We have employment contracts with certain senior executives. These contracts provide for severance payments in the event of termination under certain conditions including a change of control. During 2012, 2011 and 2010, we recognized severance costs totaling approximately $1.1 million, $0.4 million and $1.1 million, respectively, related to several former employees who did not have employment contracts. Such costs are included in General and administrative expenses in the accompanying consolidated financial statements.

Note 16. Income Taxes

The components of our provision for income taxes for the periods presented are as follows (in thousands):

	Years Ended December 31,
	2012	2011	2010
Federal
Current	$18,142	$17,820	$17,729
Deferred	(21,167)	6,867	(2,409)
	(3,025)	24,687	15,320

State, Local and Foreign
Current	15,441	10,559	12,288
Deferred	(5,633)	1,968	(1,756)
	9,808	12,527	10,532
Total Provision	$6,783	$37,214	$25,852

Notes to Consolidated Financial Statements

Deferred income taxes at December 31, 2012 and 2011 consist of the following (in thousands):

	At December 31,
	2012	2011
Deferred Tax Assets
Unearned and deferred compensation	$17,272	$12,598
Other	10,832	3,465
	28,104	16,063

Deferred Tax Liabilities
Receivables from affiliates	(13,251)	(14,378)
Investments	(31,598)	(45,812)
Other	(583)	-
	(45,432)	(60,190)
Net Deferred Tax Liability	$(17,328)	$(44,127)

A reconciliation of the provision for income taxes with the amount computed by applying the statutory federal income tax rate to income before provision for income taxes for the periods presented is as follows (in thousands):

	Years Ended December 31,
	2012		2011		2010
Pre-tax (loss) income from taxable subsidiaries	$(412)		$78,561		$49,253
Federal provision at statutory tax rate (35%)	(144)	35.0%	27,496	35.0%	17,238	35.0%
State and local taxes, net of federal benefit	616	(149.5%)	7,409	9.4%	4,303	8.7%
Amortization of intangible assets	465	(112.9%)	486	0.6%	854	1.7%
Other	1,069	(261.2%)	272	0.4%	264	0.6%
Tax provision — taxable subsidiaries	2,006	(488.6%)	35,663	45.4%	22,659	46.0%
Other state, local and foreign taxes	4,777		1,551		3,193
Total provision	$6,783		$37,214		$25,852

Included in Income taxes, net in the consolidated balance sheets at December 31, 2012 and 2011 are accrued income taxes totaling $4.0 million and prepaid income taxes totaling $4.6 million, respectively, deferred income taxes totaling $17.3 million and $44.1 million, respectively, and uncertain tax positions totaling $0.3 million and $0, respectively. The uncertain tax positions, which we account for in accordance with ASC 740, Income Taxes, were acquired in the Merger.

At January 1, 2010, we had unrecognized tax benefits of $0.6 million (net of federal benefits), which if recognized, would have affected our effective tax rate. During 2010, we reversed the unrecognized tax benefits, including all related interest totaling $0.1 million, as they were no longer required.

Real Estate Ownership Operations

As discussed in Note 3, W. P. Carey & Co. LLC, our predecessor, converted to a REIT through the REIT Reorganization. Effective February 15, 2012, W. P. Carey Inc. elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code for the year ended December 31, 2012. As a REIT, we are not subject to federal income taxes on our income and gains that we distribute to our stockholders as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, as well as other factors. We believe that we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. As a REIT, we expect to derive most of our REIT income from our real estate operations under our Real Estate Ownership segment.

Investment Management Operations

We conduct our investment management services in our Investment Management segment through TRSs. A TRS is a subsidiary of a REIT that is subject to corporate federal, state, local and foreign taxes, as applicable. Our use of TRSs enables us to engage in certain businesses while complying with the REIT qualification requirements and also allows us to retain income generated by these businesses for reinvestment without the requirement to distribute those earnings. We conduct business in the U.S., Asia and the

Notes to Consolidated Financial Statements

European Union, and as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. Certain of our inter-company transactions that have been eliminated in consolidation for financial accounting purposes are also subject to taxation. Periodically, shares in the Managed REITs that are payable to our TRSs in consideration of services rendered are distributed from TRSs to us.

Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle. The tax years 2009 through 2012 remain open to examination by the major taxing jurisdictions to which we are subject.

Our subsidiary, Carey REIT II, owns our real estate assets and elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code until September 28, 2012, the date of the Merger, when it became a qualified real estate investment trust subsidiary (“QRS”). In connection with the CPA®:14/16 Merger in May 2011, we formed Carey REIT III to hold the Special Member Interest in the newly formed operating partnership of CPA®:16 – Global (Note 4). Carey REIT III also elected to be taxed as a real estate investment trust under the Internal Revenue Code until September 28, 2012, when it merged into another of our subsidiaries. Under the REIT operating structure, Carey REIT II and Carey REIT III were permitted to deduct distributions paid to our shareholders and generally would not be required to pay U.S. federal income taxes. Accordingly, no provision was made for U.S. federal income taxes in the consolidated financial statements related to either Carey REIT II or Carey REIT III through September 28, 2012. Carey REIT II became a QRS effective September 28, 2012. QRS’s are disregarded for US federal tax purposes and therefore not subject to US federal income tax. A QRS is still subject to state, local and foreign taxes where applicable.

As of December 31, 2012, we had net operating losses (“NOLs”) in foreign jurisdictions of approximately $46.1 million, translating to a deferred tax asset before valuation allowance of $11.9 million.  Our NOLs began expiring in 2011 in certain foreign jurisdictions.  The utilization of NOLs may be subject to certain limitations under the tax laws of the relevant jurisdiction.  Management determined that as of December 31, 2012, $11.9 million of deferred tax assets related to losses in foreign jurisdictions did not satisfy the recognition criteria set forth in accounting guidance for income taxes and established valuation allowance for this amount.

Note 17. Discontinued Operations

From time to time, we decide to sell a property. We may make a decision to dispose of a property when it is vacant as a result of tenants vacating space, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. When it is appropriate to do so, upon the evaluation of the disposition of long-lived assets, we classify the property as an asset held for sale on our consolidated balance sheet and the current and prior period results of operations of the property are reclassified as discontinued operations.

The results of operations for properties that as of September 30, 2013 are held for sale or have been sold and with which we have no continuing involvement are reflected in the consolidated financial statements as discontinued operations and are summarized as follows (in thousands, net of tax):

	Years Ended December 31,
	2012	2011	2010
Revenues	$10,569	$14,559	$18,389
Expenses	(10,164)	(15,262)	(14,838)
Gain on deconsolidation of a subsidiary	-	1,008	-
(Loss) gain on sale of real estate	(5,019)	(3,391)	460
Impairment charges	(22,962)	(11,838)	(14,241)
Loss from discontinued operations	$(27,576)	$(14,924)	$(10,230)

During the nine months ended September 30, 2013, we sold seven domestic properties for a total of $22.7 million, net of selling costs, and recognized a net gain on these sales of $0.6 million, excluding impairment charges totaling $3.9 million and $0.2 million previously recognized during 2013 and 2012, respectively. We used a portion of the proceeds to repay the related mortgage loan obligation of $5.7 million and recognized a gain on extinguishment of debt of $0.1 million. In connection with those sales that are deemed businesses, we allocated goodwill totaling $1.2 million to the cost basis of the properties, from our Real Estate Ownership segment based on the relative fair value at the time of sale.

During the nine months ended September 30, 2013, a jointly-owned investment in which we and an affiliate own 44% and 56%, respectively, and which we consolidate, entered into a contract to sell a domestic property, which we acquired in the CPA®:15 Merger, for $16.4 million. In addition, during the nine months ended September 30, 2013, we entered into a contract to sell our hotel for $3.8 million. In connection with the potential sale of the hotel, we recognized impairment charges totaling $1.1 million during the

Notes to Consolidated Financial Statements

second quarter of 2013 to write down the carrying value of the asset to its estimated fair value, which approximated the estimated selling price less selling costs.  At September 30, 2013, these two properties were classified as Assets held for sale in the consolidated balance sheet. We completed the sale of the hotel in October 2013. There can be no assurance that the remaining property will be sold at the contracted price, or at all.

2012 — During the year ended December 31, 2012, we sold 13 domestic properties for $44.8 million, net of selling costs, and recognized an aggregate net loss on these sales of $1.4 million, excluding impairment charges of $12.5 million recognized in the current year and $11.8 million and $0.5 million previously recognized during 2011 and 2010, respectively.

We also sold a property in December 2012 that we acquired in the Merger (Note 3), which was leased to BE Aerospace. We sold the property for $25.3 million, net of selling costs, and recognized a net loss on this sale of $0.5 million.

In December 2012, we entered into a contract to sell a domestic property that we acquired in the Merger for $1.4 million. We completed the sale of this property in January 2013.  At December 31, 2012, this property was classified within Assets held for sale in the consolidated balance sheet. We completed the sale of this property in January 2013.

In connection with the sale of the properties we acquired in the Merger, we wrote off goodwill of $3.2 million related to these properties (Note 8).

2011 — During the year ended December 31, 2011, we sold seven domestic properties for $12.5 million, net of selling costs, and recognized a net loss on these sales of $3.4 million, excluding previously recognized impairment charges of less than $0.1 million and $2.7 million during the years ended December 31, 2011 and 2010, respectively.

In September 2011, one of our subsidiaries consented to a court order appointing a receiver when the subsidiary stopped making payments on the non-recourse debt obligation on a property after the tenant, Career Education Institute, vacated the property. As we no longer had control over the activities that most significantly impact the economic performance of this subsidiary following possession of the property by the receiver, we deconsolidated the subsidiary during the third quarter of 2011. As of the date of deconsolidation, the property had a carrying value of $5.3 million, reflecting the impact of impairment charges totaling $5.6 million recognized during the fourth quarter of 2010, and the related non-recourse mortgage loan had an outstanding balance of $6.3 million. In connection with the deconsolidation, we recognized a gain of $1.0 million during the third quarter of 2011. We believe that our retained interest in this deconsolidated entity had no value at the date of deconsolidation.

2010 — We sold seven properties for a total of $14.6 million, net of selling costs, and recognized a net gain on these sales totaling $0.5 million, excluding impairment charges totaling $5.9 million that were previously recognized in 2010.

Note 18. Segment Reporting

We evaluate our results from operations by our two major business segments — Real Estate Ownership and Investment Management (Note 1). Effective April 1, 2012, we include cash distributions and deferred revenue received and earned from the operating partnerships of CPA®:16 – Global, CPA®:17 – Global and CWI in our Real Estate Ownership segment. Effective January 1, 2011, we include our equity investments in the Managed REITs in our Real Estate Ownership segment. The equity income or loss from the Managed REITs that is now included in our Real Estate Ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the Managed REITS. This treatment is consistent with that of our directly-owned properties. Results of operations for the prior years have been reclassified to conform to the current year presentation. The following table presents a summary of comparative results of these business segments (in thousands):

Notes to Consolidated Financial Statements

	Years Ended December 31,
	2012	2011	2010
Real Estate Ownership (a)
Revenues	$145,685	$81,475	$65,289
Operating expenses (b)	(102,321)	(39,264)	(30,593)
Interest expense	(50,290)	(21,675)	(15,539)
Other, net (c)	83,436	82,911	30,131
Provision for income taxes	(4,012)	(2,243)	(2,192)
Income from continuing operations attributable to W. P. Carey	$72,498	$101,204	$47,096
Investment Management
Revenues (d)	$223,180	$242,647	$191,890
Operating expenses (d)	(207,050)	(157,572)	(133,683)
Other, net (e)	3,878	2,695	2,559
Provision for income taxes	(2,771)	(34,971)	(23,660)
Income from continuing operations attributable to W. P. Carey	$17,237	$52,799	$37,106
Total Company
Revenues (d)	$368,865	$324,122	$257,179
Operating expenses (d)	(309,371)	(196,836)	(164,276)
Interest expense	(50,290)	(21,675)	(15,539)
Other, net (c) (e)	87,314	85,606	32,690
Provision for income taxes	(6,783)	(37,214)	(25,852)
Income from continuing operations attributable to W. P. Carey	$89,735	$154,003	$84,202

	Total Long-Lived Assets at (f)		Total Assets at
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Real Estate Ownership	$4,236,993	$1,273,521	$4,484,821	$1,334,066
Investment Management	69,258	70,369	124,221	128,557
Total Company	$4,306,251	$1,343,890	$4,609,042	$1,462,623

__________

(a)         Included within the Real Estate Ownership segment is our total investment in shares of CPA®:16 – Global, which represented approximately 6.8% of our total assets at December 31, 2012 (Note 7).

(b)         Includes expenses incurred of $31.7 million related to the Merger for the year ended December 31, 2012.

(c)          Includes Other interest income, Income from equity investments in real estate and the Managed REITs, Gain on change in control of interests, Other income and (expenses), and Net income attributable to noncontrolling interests.

(d)         Included in revenues and operating expenses are reimbursable costs from affiliates totaling $98.2 million, $64.8 million and $60.0 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(e)          Includes Other interest income, Other income and (expenses), Net loss attributable to noncontrolling interests and Net loss (income) attributable to redeemable noncontrolling interest.

(f)           Long-lived assets include Net investments in real estate, Goodwill and Intangible assets, net.

At December 31, 2012, our international investments within our Real Estate Ownership segment were comprised of investments in France, Poland, Germany, Spain, Belgium, Finland, Netherlands and the United Kingdom. None of these countries comprised more than 10% of our total revenues or total assets at December 31, 2012. The following tables present information about these investments (in thousands):

Notes to Consolidated Financial Statements

Year Ended December 31, 2012	Domestic	Foreign (a)	Total
Revenues	$115,572	$30,113	$145,685
Operating expenses	(99,801)	(2,520)	(102,321)
Interest expense	(38,759)	(11,531)	(50,290)
Other, net (b) (c)	76,830	6,606	83,436
Provision for income taxes	(2,697)	(1,315)	(4,012)
Income from continuing operations attributable to W. P. Carey	$51,145	$21,353	$72,498
Total assets	$3,527,918	$956,903	$4,484,821
Total long-lived assets (d)	$3,361,197	$875,796	$4,236,993

Year Ended December 31, 2011	Domestic	Foreign (a)	Total
Revenues	$71,746	$9,729	$81,475
Operating expenses	(34,405)	(4,859)	(39,264)
Interest expense	(19,980)	(1,695)	(21,675)
Other, net (c)	76,735	6,176	82,911
Provision for income taxes	(2,135)	(108)	(2,243)
Income from continuing operations attributable to W. P. Carey	$91,961	$9,243	$101,204
Total assets	$1,258,544	$75,522	$1,334,066
Total long-lived assets (d)	$1,203,474	$70,047	$1,273,521

Year Ended December 31, 2010	Domestic	Foreign (a)	Total
Revenues	$57,583	$7,706	$65,289
Operating expenses	(26,851)	(3,742)	(30,593)
Interest expense	(13,797)	(1,742)	(15,539)
Other, net (c)	26,188	3,943	30,131
Provision for income taxes	(2,162)	(30)	(2,192)
Income from continuing operations attributable to W. P. Carey	$40,961	$6,135	$47,096
Total assets	$965,418	$82,987	$1,048,405
Total long-lived assets (d)	$961,298	$73,447	$1,034,745

__________

(a)         All years include operations in France, Germany, Poland and Spain. The year ended December 31, 2012 also includes operations in Belgium, Finland, the Netherlands and the United Kingdom through properties acquired from CPA®:15 in the Merger.

(b)         Amount for the year ended December 31, 2012 includes our $15.1 million share of the net gain recognized by a jointly-owned entity in connection with selling its interests in the Médica investment.

(c)          Includes Other interest income, Income from equity investments in real estate and the Managed REITs, Gain on change in control of interests, Other income and (expenses), and Net income attributable to noncontrolling interests.

(d)         Consists of Net investments in real estate, Goodwill and Intangible assets, net, as applicable.

Notes to Consolidated Financial Statements

Note 19. Selected Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Revenues (a) (b)	$67,548	$66,113	$69,278	$165,926
Expenses (a)	55,452	57,794	84,451	111,674
Net income	11,669	31,230	2,226	17,654
Add: Net loss (income) attributable to noncontrolling interests	578	480	325	(1,990)
Add: Net loss (income) attributable to redeemable noncontrolling interests	43	67	37	(187)
Net income attributable to W. P. Carey	12,290	31,777	2,588	15,477
Earnings per share attributable to W. P. Carey:
Basic	0.30	0.78	0.06	0.22
Diluted	0.30	0.77	0.06	0.22
Distributions declared per share	0.565	0.567	0.650	0.660

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Revenues (a) (c)	$74,522	$114,674	$74,900	$60,026
Expenses (a)	47,059	50,550	50,208	49,019
Net income	23,616	81,060	25,258	9,204
Add: Net loss attributable to noncontrolling interests	330	384	581	569
Add: Net income attributable to redeemable noncontrolling interests	(603)	(1)	(637)	(682)
Net income attributable to W. P. Carey	23,343	81,443	25,202	9,091
Earnings per share attributable to W. P. Carey:
Basic	0.58	2.02	0.62	0.22
Diluted	0.58	1.99	0.62	0.22
Distributions declared per share	0.512	0.550	0.560	0.563

_________

(a)         Certain amounts from previous quarters have been reclassified to discontinued operations (Note 17).

(b)         Amount for the three months ended December 31, 2012 includes the impact of the Merger with CPA®:15 (Note 3).

(c)          Amount for the three months ended June 30, 2011 includes $52.5 million of incentive, termination and subordinated disposition revenue recognized in connection with the CPA®:14/16 Merger (Note 4).

Note 20. Subsequent Events

In January 2013, our board of directors approved loans to CWI up to $50.0 million to be made at our discretion. We intend to fund any such loans from our Revolver.

In February 2013, the Compensation Committee approved long-term incentive plan awards to key employees consisting of 166,200 RSUs and 75,900 PSUs that could have a dilutive impact on our earnings per share calculation.

Note 21. Subsequent Event

Retrospective Adjustment for Discontinued Operations

During the nine months ended September 30, 2013, we sold seven domestic properties for a total of $22.7 million, net of selling costs, and recognized a net gain on these sales of $0.6 million, excluding impairment charges totaling $3.9 million and $0.2 million previously recognized during 2013 and 2012, respectively. We used a portion of the proceeds to repay the related mortgage loan obligation of $5.7 million and recognized a gain on extinguishment of debt of $0.1 million. In connection with those sales that are deemed businesses, we allocated goodwill totaling $1.2 million to the cost basis of the properties, for our Real Estate Ownership

Notes to Consolidated Financial Statements

segment based on the relative fair value at the time of sale.

During the nine months ended September 30, 2013, a jointly-owned investment in which we and an affiliate own 44% and 56%, respectively, and which we consolidate, entered into a contract to sell a domestic property, which we acquired in the CPA®:15 Merger, for $16.4 million. In addition, during the nine months ended September 30, 2013, we entered into a contract to sell our hotel for $3.8 million. In connection with the potential sale of the hotel, we recognized impairment charges totaling $1.1 million during the second quarter of 2013 to write down the carrying value of the asset to its estimated fair value, which approximated the estimated selling price less selling costs.  At September 30, 2013, these two properties were classified as Assets held for sale in the September 30, 2013 consolidated balance sheet. We completed the sale of the hotel in October 2013. There can be no assurance that the remaining property will be sold at the contracted price, or at all.

The accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of each of these properties have been reclassified to discontinued operations for the years ended December 31, 2012, 2011, and 2010. The net effect of the reclassification represents an increase of $11.0 million, or 13.8%, $2.1 million, or 1.4%, and $1.3 million, or 1.6% in our previously reported income from continuing operations for the years ended December 31, 2012, 2011, and 2010, respectively. There was no effect on our previously reported net income, financial condition, or cash flows.

Notes to Consolidated Financial Statements

W. P. CAREY INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2012, 2011 and 2010

(in thousands)

Description	Balance at Beginning of Year	Other Additions (a)	Deductions	Balance at End of Year
Year Ended December 31, 2012:
Valuation reserve for deferred tax assets	$-	$11,915	$-	$11,915
	$-	$11,915	$-	$11,915
Year Ended December 31, 2011:
Valuation reserve for deferred tax assets	$-	$-	$-	$-
	$-	$-	$-	$-
Year Ended December 31, 2010:
Valuation reserve for deferred tax assets	$-	$-	$-	$-
	$-	$-	$-	$-

__________

(a)         Represents amount acquired in the Merger.

W. P. CAREY INC.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Real Estate Under Operating Leases:
Office facilities in Broomfield, CO	$-	$248	$2,538	$4,844	$(2,069)	$2,643	$2,918	$5,561	$1,217	Jan. 1998	40 yrs.
Distribution facilities and warehouses in Erlanger, KY	12,000	1,526	21,427	2,966	141	1,526	24,534	26,060	9,431	Jan. 1998	40 yrs.
Retail store in Montgomery, AL	-	855	6,762	277	(6,978)	142	774	916	417	Jan. 1998	40 yrs.
Warehouse/distribution facilities in Anchorage, AK and Commerce, CA	-	4,905	11,898	-	12	4,905	11,910	16,815	1,636	Jan. 1998	40 yrs.
Office facility in Toledo, OH	-	224	2,408	-	-	224	2,408	2,632	1,003	Jan. 1998	40 yrs.
Industrial facility in Goshen, IN	-	239	940	-	-	239	940	1,179	133	Jan. 1998	40 yrs.
Office facility in Raleigh, NC	-	1,638	2,844	157	(2,554)	828	1,257	2,085	454	Jan. 1998	20 yrs.
Office facility in King of Prussia, PA	-	1,219	6,283	1,295	-	1,219	7,578	8,797	2,658	Jan. 1998	40 yrs.
Warehouse/distribution facility in Fort Lauderdale, FL	-	1,893	11,077	703	(8,449)	1,173	4,051	5,224	1,429	Jan. 1998	40 yrs.
Industrial facilities in Pinconning, MS	-	32	1,692	-	-	32	1,692	1,724	634	Jan. 1998	40 yrs.
Industrial facilities in San Fernando, CA	6,991	2,052	5,322	-	152	2,052	5,474	7,526	2,043	Jan. 1998	40 yrs.
Land leased in several cities in the following states: Alabama, Florida, Georgia, Illinois, Louisiana, Missouri, New Mexico, North Carolina, South Carolina, and Texas	139	9,382	-	-	(172)	9,210	-	9,210	-	Jan. 1998	N/A
Industrial facility in Milton, VT	-	220	1,579	-	-	220	1,579	1,799	592	Jan. 1998	40 yrs.
Land in Glendora, CA	-	1,135	-	-	17	1,152	-	1,152	-	Jan. 1998	N/A
Industrial facility in Doraville, GA	4,842	3,288	9,864	1,546	274	3,288	11,684	14,972	3,887	Jan. 1998	40 yrs.
Office facilities in Collierville, TN and warehouse/distribution facilities in Corpus Christi and College Station, TX	51,871	3,490	72,497	-	(15,008)	334	60,645	60,979	4,003	Jan. 1998	40 yrs.
Land in Irving and Houston, TX	8,313	9,795	-	-	-	9,795	-	9,795	-	Jan. 1998	N/A
Industrial facility in Chandler, AZ	12,066	5,035	18,957	7,435	541	5,035	26,933	31,968	8,959	Jan. 1998	40 yrs.
Warehouse/distribution facilities in Houston, TX	-	167	885	73	-	167	958	1,125	345	Jan. 1998	40 yrs.
Office facilities in Bridgeton, MO	-	842	4,762	1,627	71	842	6,460	7,302	1,552	Jan. 1998	40 yrs.
Industrial facility in Industry, CA	-	3,789	13,164	1,872	318	3,789	15,354	19,143	4,608	Jan. 1998	40 yrs.
Retail stores in Drayton Plains, MI and Citrus Heights, CA	-	1,039	4,788	165	193	1,039	5,146	6,185	1,049	Jan. 1998	35 yrs.
Warehouse/distribution facility in Memphis, TN	-	1,882	3,973	-	(3,893)	328	1,634	1,962	538	Jan. 1998	15 yrs.
Retail store in Bellevue, WA	8,269	4,125	11,812	393	(123)	4,371	11,836	16,207	4,352	Apr. 1998	40 yrs.
Office facility in Houston, TX	-	3,260	22,574	1,628	(23,311)	211	3,940	4,151	2,944	Jun. 1998	40 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Office facility in Rio Rancho, NM	8,162	1,190	9,353	1,504	-	1,467	10,580	12,047	3,598	Jul. 1998	40 yrs.
Vacant office facility in Moorestown, NJ	-	351	5,981	943	43	351	6,967	7,318	2,890	Feb. 1999	40 yrs.
Office facility in Norcross, GA	28,347	5,200	25,585	11,822	-	5,200	37,407	42,607	12,327	Jun. 1999	40 yrs.
Office facility in Tours, France	4,991	1,034	9,737	342	4,169	1,451	13,831	15,282	4,154	Sep. 2000	40 yrs.
Office facility in Illkirch, France	13,171	-	18,520	-	9,116	-	27,636	27,636	8,826	Dec. 2001	40 yrs.
Industrial and warehouse/distribution facilities in Lenexa, KS; Winston-Salem, NC; and Dallas, TX	-	1,860	12,539	-	5	1,860	12,544	14,404	3,310	Sep. 2002	40 yrs.
Office facilities in Playa Vista and Venice, CA	50,306	2,032	10,152	52,816	1	5,889	59,112	65,001	2,853	Sep. 2004; Sep. 2012	40 yrs.
Warehouse/distribution facility in Greenfield, IN	-	2,807	10,335	223	(8,383)	967	4,015	4,982	853	Sep. 2004	40 yrs.
Warehouse/distribution facilities in Birmingham, AL	4,425	1,256	7,704	-	-	1,256	7,704	8,960	1,597	Sep. 2004	40 yrs.
Industrial facility in Scottsdale, AZ	1,229	586	46	-	-	586	46	632	10	Sep. 2004	40 yrs.
Retail store in Hot Springs, AR	-	850	2,939	2	(2,614)	-	1,177	1,177	245	Sep. 2004	40 yrs.
Industrial facilities in Apopka, FL	-	362	10,855	569	(155)	337	11,294	11,631	2,287	Sep. 2004	40 yrs.
Land in San Leandro, CA	-	1,532	-	-	-	1,532	-	1,532	(1)	Dec. 2006	N/A
Industrial facility in Sunnyvale, CA	-	1,663	3,571	-	-	1,663	3,571	5,234	803	Dec. 2006	27 yrs.
Fitness and recreational sports center in Austin, TX	3,165	1,725	5,168	-	-	1,725	5,168	6,893	1,103	Dec. 2006	28.5 yrs.
Retail store in Wroclaw, Poland	8,309	3,600	10,306	-	(1,958)	3,305	8,643	11,948	1,093	Dec. 2007	40 yrs.
Office facility in Fort Worth, TX	33,631	4,600	37,580	-	-	4,600	37,580	42,180	2,740	Feb. 2010	40 yrs.
Warehouse/distribution facility in Mallorca, Spain	-	11,109	12,636	-	2,212	12,161	13,796	25,957	891	Jun. 2010	40 yrs.
Industrial and office facilities in San Diego, CA	33,527	7,247	29,098	967	(5,514)	4,762	27,036	31,798	1,982	May. 2011	40 yrs.
Retail stores in Florence, AL; Snellville, GA; Concord, NC; Rockport, TX; and Virginia Beach, VA	22,000	5,646	12,367	-	-	5,646	12,367	18,013	109	Sep. 2012	40 yrs.
Hospitality facilities in Irvine, Sacramento, and San Diego, CA; Orlando, FL; Des Plaines, IL; Indianapolis, IN; Louisville, KY; Linthicum Heights, MD; Newark, NJ; Albuquerque, NM; and Spokane, WA	140,000	32,680	198,999	-	-	32,680	198,999	231,679	1,369	Sep. 2012	34 - 37 yrs.
Industrial facilities in Bluffton, OH; Auburn, IN; and Milan, TN	-	2,564	6,998	-	-	2,564	6,998	9,562	58	Sep. 2012	30 yrs.
Land in Irvine, CA	1,666	4,173	-	-	-	4,173	-	4,173	-	Sep. 2012	N/A
Office facility in Alpharetta, GA	7,699	2,198	6,349	-	-	2,198	6,349	8,547	53	Sep. 2012	30 yrs.
Office facility in Clinton, NJ	25,714	2,866	34,834	-	-	2,866	34,834	37,700	290	Sep. 2012	30 yrs.
Office facilities in St. Petersburg, FL	18,481	3,280	24,627	-	-	3,280	24,627	27,907	205	Sep. 2012	30 yrs.
Movie theatre in Baton Rouge, LA	10,025	4,168	5,724	-	-	4,168	5,724	9,892	48	Sep. 2012	30 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Office facilities in San Diego, CA	17,470	7,804	16,729	-	-	7,804	16,729	24,533	139	Sep. 2012	30 yrs.
Industrial facilities in Richmond, CA	-	895	1,953	-	-	895	1,953	2,848	16	Sep. 2012	30 yrs.
Warehouse/distribution and industrial facilities in Kingman, AZ; Woodland, CA; Jonesboro, GA; Kansas City, MO; Springfield, OR; Fogelsville, PA; and Corsicana, TX	64,836	16,386	84,668	-	-	16,386	84,668	101,054	700	Sep. 2012	30 yrs.
Warehouse/distribution facilities in Lens, Nimes, Colomiers, Thuit Hebert, Ploufragen, and Cholet, France	94,059	15,779	89,421	-	2,929	16,219	91,910	108,129	764	Sep. 2012	30 yrs.
Warehouse/distribution facilities in Orlando, FL; Macon, GA; Rocky Mount, NC, and Lewisville, TX	14,645	2,163	17,715	-	-	2,163	17,715	19,878	148	Sep. 2012	30 yrs.
Fitness and recreational sports center in Newton, MA	7,655	1,897	11,451	-	-	1,897	11,451	13,348	94	Sep. 2012	30 yrs.
Industrial facilities in Chattanooga, TN	-	558	5,923	-	-	558	5,923	6,481	49	Sep. 2012	30 yrs.
Industrial facilities in Mooresville, NC	6,512	756	9,775	-	-	756	9,775	10,531	80	Sep. 2012	30 yrs.
Industrial facility in MaCalla, AL	6,307	960	14,472	-	-	960	14,472	15,432	115	Sep. 2012	31 yrs.
Office facility in Lower Makefield Township, PA	10,874	1,726	12,781	-	-	1,726	12,781	14,507	105	Sep. 2012	30 yrs.
Industrial facility in Fort Smith, AZ	-	1,063	6,159	-	-	1,063	6,159	7,222	50	Sep. 2012	30 yrs.
Retail facilities in Greenwood, IN and Buffalo, NY	8,893	-	19,990	-	-	-	19,990	19,990	161	Sep. 2012	30 - 31 yrs.
Industrial facilities in Bowling Green, KY and Jackson, TN	7,436	1,492	8,182	-	-	1,492	8,182	9,674	66	Sep. 2012	31 yrs.
Industrial facilities in Mattoon, IL; Holyoke, MA; and Morristown, TN and a warehouse/distribution facility in Westfield, MA	5,245	1,891	11,064	-	-	1,891	11,064	12,955	90	Sep. 2012	31 yrs.
Industrial facility in Rancho Cucamonga, CA and educational facilities in Glendale Heights, IL; Exton, PA; and Avondale, AZ	37,911	14,006	33,683	-	-	14,006	33,683	47,689	263	Sep. 2012	31 - 32 yrs.
Sports facilities in Rochester Hills and Canton, MI	22,160	5,447	9,988	-	-	5,447	9,988	15,435	81	Sep. 2012	31 yrs.
Industrial facilities in St. Petersburg, FL; Buffalo Grove, IL; West Lafayette, IN; Excelsior Springs, MO; and North Versailles, PA	12,860	6,559	19,078	-	-	6,559	19,078	25,637	153	Sep. 2012	31 yrs.
Industrial facilities in Tolleson, AZ; Alsip, IL; and Solvay, NY	15,164	6,080	23,424	-	-	6,080	23,424	29,504	187	Sep. 2012	31 yrs.
Land in Kahl, Germany	10,573	6,694	-	-	186	6,880	-	6,880	-	Sep. 2012	N/A
Land in Memphis, TN and sports facilities in Bedford, TX and Englewood, CO	8,050	4,877	4,258	-	-	4,877	4,258	9,135	34	Sep. 2012	31 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Office facilities in Brussels, Belgium	11,094	1,505	6,026	-	210	1,547	6,194	7,741	48	Sep. 2012	32 yrs.
Warehouse/distribution facilities in Oceanside, CA and Concordville, PA	4,506	3,333	8,270	-	-	3,333	8,270	11,603	66	Sep. 2012	31 yrs.
Office facility in Peachtree City, GA	3,962	1,205	5,907	-	-	1,205	5,907	7,112	47	Sep. 2012	31 yrs.
Self-storage and trucking facilities in numerous locations throughout the U.S.	154,658	74,551	319,186	-	-	74,551	319,186	393,737	2,527	Sep. 2012	31 yrs.
Warehouse/distribution facility in La Vista, NE	22,340	4,196	23,148	-	-	4,196	23,148	27,344	173	Sep. 2012	33 yrs.
Office facility in Pleasanton, CA	12,861	3,675	7,468	-	-	3,675	7,468	11,143	59	Sep. 2012	31 yrs.
Office facility in San Marcos, TX	-	440	688	-	-	440	688	1,128	5	Sep. 2012	31 yrs.
Office facilities in Espoo, Finland	58,910	40,555	15,662	-	1,565	41,684	16,098	57,782	127	Sep. 2012	31 yrs.
Office facility in Conflans, France	20,378	7,208	11,333	-	516	7,409	11,648	19,057	91	Sep. 2012	31 yrs.
Office facilities in Chicago, IL	15,499	2,169	19,010	-	-	2,169	19,010	21,179	149	Sep. 2012	31 yrs.
Industrial facility in Louisville, CO	10,417	5,342	8,786	-	-	5,342	8,786	14,128	69	Sep. 2012	31 yrs.
Industrial facilities in Hollywood and Orlando, FL	-	3,639	1,269	-	-	3,639	1,269	4,908	10	Sep. 2012	31 yrs.
Industrial facility in Golden, CO	-	808	4,304	-	-	808	4,304	5,112	36	Sep. 2012	30 yrs.
Industrial facilities in Texarkana, TX and Orem, UT	2,699	1,755	4,493	-	-	1,755	4,493	6,248	35	Sep. 2012	31 yrs.
Industrial facility in Eugene, OR	4,724	2,286	3,783	-	-	2,286	3,783	6,069	30	Sep. 2012	31 yrs.
Industrial facility in Neenah, WI	4,869	438	4,954	-	-	438	4,954	5,392	39	Sep. 2012	31 yrs.
Industrial facility in South Jordan, UT	13,075	2,183	11,340	-	-	2,183	11,340	13,523	89	Sep. 2012	31 yrs.
Warehouse/distribution facility in Ennis, TX	2,609	478	4,087	-	-	478	4,087	4,565	32	Sep. 2012	31 yrs.
Childcare facilities in Chandler and Tucson, AZ; Alhambra, Chino, Garden Grove, and Tustin, CA; Westland and Canton, MI; and Carrollton, Duncansville, and Lewisville, TX	-	6,343	379	-	(1,384)	5,338	-	5,338	-	Sep. 2012	N/A
Retail facility in Oklahoma City, OK	5,759	1,246	4,771	-	-	1,246	4,771	6,017	37	Sep. 2012	32 yrs.
Land in Farmington, CT and Braintree, MA	490	2,409	-	-	-	2,409	-	2,409	-	Sep. 2012	N/A
Office facilities in Helsinki, Finland	58,917	26,560	20,735	-	1,316	27,299	21,312	48,611	165	Sep. 2012	32 yrs.
Office facility in Paris, France	73,391	23,387	43,450	-	1,860	24,038	44,659	68,697	341	Sep. 2012	32 yrs.
Retail facilities in Bydgoszcz, Czestochowa, Jablonna, Katowice, Kielce, Lodz, Lubin, Olsztyn, Opole, Plock, Walbrzych, Warsaw, and Warszawa, Poland	148,643	26,564	72,866	-	2,768	27,303	74,895	102,198	785	Sep. 2012	23 - 34 yrs.
Office facility in Laupheim, Germany	-	2,072	8,339	-	290	2,130	8,571	10,701	107	Sep. 2012	20 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Increase (Decrease) in Net	Gross Amount at which Carried at Close of Period (c)			Accumulated	Date	Life on which Depreciation in Latest Statement of Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Industrial facilities in Danbury, CT and Bedford, MA	12,973	3,519	16,329	-	-	3,519	16,329	19,848	136	Sep. 2012	29 yrs.
	$1,512,763	$513,758	$1,777,346	$94,169	$(53,660)	$509,530	$1,822,083	$2,331,613	$116,075

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company		Costs Capitalized Subsequent to	Decrease in Net	Gross Amount at which Carried at Close of	Date
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Period Total	Acquired
Direct Financing Method:
Retail stores in several cities in the following states: Alabama, Florida, Georgia, Illinois, Louisiana, Missouri, New Mexico, North Carolina, South Carolina, and Texas	$199	$-	$16,416	$-	$(384)	$16,032	Jan. 1998
Office and industrial facilities in Glendora, CA and Romulus, MI	-	454	13,251	9	(2,437)	11,277	Jan. 1998
Industrial facilities in Thurmont, MD and Farmington, NY	-	729	6,093	-	(158)	6,664	Jan. 1998
Industrial facilities in Irving and Houston, TX	20,118	-	27,599	-	(3,897)	23,702	Jan. 1998
Retail facilities in Farmington, CT and Braintree, MA	3,010	-	8,761	-	-	8,761	Sep. 2012
Education facilities in Chandler and Tucson, AZ; Alhambra, Chino, Garden Grove, and Tustin, CA; Naperville, IL; Westland and Canton, MI; and Carrollton, Duncansville, and Lewisville, TX	-	-	7,840	-	-	7,840	Sep. 2012
Industrial facility in Owingsville, KY	113	309	5,741	-	(88)	5,962	Sep. 2012
Retail facility in Freehold, NJ	6,515	-	17,067	-	(12)	17,055	Sep. 2012
Office facilities in Corpus Christi, Odessa, San Marcos, and Waco, TX	5,313	2,089	14,211	-	(102)	16,198	Sep. 2012
Retail facilities in Osnabruck, Borken, Bunde, Arnstadt, Dorsten, Duisburg, Freiberg, Leimbach-Kaiserro, Monheim, Oberhausen, Rodewisch, Sankt Augustin, Schmalkalden, Stendal, Wuppertal, and Monheim, Germany	87,982	28,734	145,854	-	4,837	179,425	Sep. 2012
Warehouse/distribution facility in Birmingham, United Kingdom	10,903	2,147	12,357	-	117	14,621	Sep. 2012
Warehouse/distribution facilities in Mesquite, TX	6,905	2,851	15,899	-	(38)	18,712	Sep. 2012
Industrial facility in Rochester, MN	5,211	881	17,039	-	39	17,959	Sep. 2012
Office facility in Irvine, CA	6,792	-	17,027	-	(19)	17,008	Sep. 2012
Sports facility in Memphis, TN	1,890	-	4,823	-	(33)	4,790	Sep. 2012
Industrial facility in Brownwood, TX	-	722	6,268	-	-	6,990	Sep. 2012
Education facility in Glendale Heights, IL	-	-	3,009	-	-	3,009	Sep. 2012
	$154,951	$38,916	$339,255	$9	$(2,175)	$376,005

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
December 31, 2012
(in thousands)

		Initial Cost to Company			Costs Capitalized	Decrease	Gross Amount at which Carried at Close of Period (c)						Life on which Depreciation in Latest Statement of
Description	Encumbrances	Land	Buildings	Personal Property	Subsequent to Acquisition (a)	in Net Investments (b)	Land	Buildings	Personal Property	Total	Accumulated Depreciation (c)	Date Acquired	Income is Computed
Operating Real Estate:
Hotel in Livonia, MI	$-	$2,765	$11,087	$3,816	$18,733	$(20,440)	$892	$5,556	$9,513	$15,961	$10,961	Jan. 1998	7-40 yrs.
Self-storage facilities in Taunton, North Andover, North Billerica, and Brockton, MA	9,532	4,300	12,274	-	254	(478)	4,300	12,050	-	16,350	2,036	Dec. 2006	25-40 yrs.
Self-storage facility in Newington, CT	2,073	520	2,973	-	241	(121)	520	3,093	-	3,613	468	Dec. 2006	40 yrs.
Self-storage facility in Killeen, TX	3,226	1,230	3,821	-	339	(179)	1,230	3,981	-	5,211	648	Dec. 2006	30 yrs.
Self-storage facility in Rohnert Park, CA	3,108	1,761	4,989	-	40	-	1,761	5,029	-	6,790	748	Jan. 2007	40 yrs.
Self-storage facility in Fort Worth, TX	2,150	1,030	4,176	-	33	-	1,030	4,209	-	5,239	626	Jan. 2007	40 yrs.
Self-storage facility in Augusta, GA	1,876	970	2,442	-	48	-	970	2,490	-	3,460	367	Feb. 2007	39 yrs.
Self-storage facility in Garland, TX	1,435	880	3,104	-	57	-	880	3,161	-	4,041	461	Feb. 2007	40 yrs.
Self-storage facility in Lawrenceville, GA	2,314	1,410	4,477	-	82	-	1,411	4,558	-	5,969	717	Mar. 2007	37 yrs.
Self-storage facility in Fairfield, OH	1,824	540	2,640	-	19	-	540	2,659	-	3,199	508	Apr. 2007	30 yrs.
Self-storage facility in Tallahassee, FL	3,629	850	5,736	-	7	-	850	5,743	-	6,593	809	Apr. 2007	40 yrs.
Self-storage facility in Lincolnshire, IL	1,955	1,477	1,519	-	96	-	1,477	1,615	-	3,092	220	Jul. 2010	18 yrs.
Self-storage facility in Chicago, IL	1,683	823	912	-	627	-	823	1,539	-	2,362	278	Jul. 2010	15 yrs.
Self-storage facility in Chicago, IL	1,411	700	733	-	556	-	700	1,289	-	1,989	223	Jul. 2010	15 yrs.
Self-storage facility in Bedford Park, IL	1,713	809	1,312	-	200	-	809	1,512	-	2,321	196	Jul. 2010	20 yrs.
Self-storage facility in Bentonville, AR	2,024	1,050	1,323	-	22	-	1,050	1,345	-	2,395	131	Sep. 2010	24 yrs.
Self-storage facility in Tallahassee, FL	3,848	570	3,447	-	30	-	570	3,477	-	4,047	262	Sep. 2010	30 yrs.
Self-storage facility in Pensacola, FL	1,801	560	2,082	-	5	-	560	2,087	-	2,647	156	Sep. 2010	30 yrs.
Self-storage facility in Chicago, IL	2,081	1,785	2,616	-	23	-	1,785	2,639	-	4,424	178	Oct. 2010	32 yrs.
	$47,683	$24,030	$71,663	$3,816	$21,412	$(21,218)	$22,158	$68,032	$9,513	$99,703	$19,993

W. P. CAREY INC.

NOTES TO SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)

(a)         Consists of the cost of improvements and acquisition costs subsequent to acquisition, including legal fees, appraisal fees, title costs, other related professional fees and purchases of furniture, fixtures, equipment and improvements at the hotel properties. For business combinations, transaction costs are excluded.

(b)         The increase (decrease) in net investment is primarily due to (i) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received, (ii) sales of properties, (iii) impairment charges, and (iv) changes in foreign currency exchange rates.

(c)          Reconciliation of real estate and accumulated depreciation (see below):

	Reconciliation of Real Estate Subject to
	Operating Leases
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$646,482	$560,592	$525,607
Additions	1,777,443	107,484	67,787
Dispositions	(75,548)	(22,106)	(18,896)
Foreign currency translation adjustment	13,263	(1,837)	(2,142)
Reclassification from (to) equity investment, direct financing lease, intangible assets or assets held for sale	(17,681)	20,105	1,790
Deconsolidation of real estate asset	-	(5,938)	-
Impairment charges	(12,346)	(11,818)	(13,554)
Balance at end of year	$2,331,613	$646,482	$560,592

	Reconciliation of Accumulated Depreciation for
	Real Estate Subject to Operating Leases
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$118,054	$108,032	$100,247
Depreciation expense	24,302	15,179	13,437
Dispositions	(22,947)	(5,785)	(5,000)
Foreign currency translation adjustment	358	(396)	(839)
Reclassification from (to) equity investment, direct financing lease, intangible assets or assets held for sale	(3,692)	2,339	187
Deconsolidation of real estate asset	-	(1,315)	-
Balance at end of year	$116,075	$118,054	$108,032

	Reconciliation of Operating Real Estate
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$109,875	$109,851	$85,927
Additions/capital expenditures	295	24	23,924
Impairment charges	(10,467)	-	-
Balance at end of year	$99,703	$109,875	$109,851

	Reconciliation of Accumulated Depreciation for
	Operating Real Estate
	Years Ended December 31,
	2012	2011	2010
Balance at beginning of year	$17,121	$14,280	$12,039
Depreciation expense	2,872	2,841	2,241
Balance at end of year	$19,993	$17,121	$14,280

At December 31, 2012, the aggregate cost of real estate that we and our consolidated subsidiaries own for federal income tax purposes was approximately $2.6 billion.